Exhibit 2.1

DATED 13 FEBRUARY 2024

(1) THE INSTITUTIONAL SELLER

(2) THE MANAGEMENT SELLERS

(3) THE INDIVIDUAL SELLERS

(4) THE PURCHASER

- and -

(5) HOLDINGS 3

AGREEMENT
relating to
the sale and purchase of
CTL UK Holdco Ltd

27.	COUNTERPARTS	50

28.	NOTICES	50

29.	AGENT FOR SERVICE	52

30.	GOVERNING LAW AND JURISDICTION	53

SCHEDULE 1 : SELLERS		54

SCHEDULE 2 : THE COMPANY		56

SCHEDULE 3 : SELLER LIMITATIONS		57

SCHEDULE 4 : COMPLETION OBLIGATIONS		59

SCHEDULE 5 : PURCHASE PRICE		63

PART A PREPARATION OF DRAFT STATEMENTS AND DETERMINATION OF STATEMENTS AND PAYMENT OF A BALANCING AMOUNT		63

PART B FORM OF DRAFT SUMMARY STATEMENT AND SUMMARY STATEMENT		69

PART C ACCOUNTING POLICIES		71

SCHEDULE 6 : ESCROW		73

SCHEDULE 7 : NWC EXHIBITS		76

Agreed Form documents

280G Side Letter

Announcement

Deed of Release

Director Resignation Letters

Escrow Agreement

Irrevocable voting powers of attorney

Lost share certificate indemnity

Payoff letter

PSC notification letter

Registration Rights Agreement

Service Agreements

Settlement Agreements

Deed of termination in respect of the Investment Agreement

Deed of Assignment of NDAs

Front end disclosure letter for Supplemental Disclosure Letter

THIS AGREEMENT is made on 13 February 2024

BETWEEN:

(1)

BP INV4 HOLDCO LTD a company incorporated and registered in England and Wales with number 11701047 which has its registered office at International House, 36-38 Cornhill, London, EC3V 3NG, United Kingdom (the “Institutional Seller”);

(2)	THE PERSONS LISTED IN PART (B) OF Schedule 1 (the “Management Sellers” and each a “Management Seller”);

(3)

THE PERSONS LISTED IN PART (C) OF Schedule 1 (the “Individual Sellers” and each an “Individual Seller”);

(the Institutional Seller, the Management Sellers and the Individual Sellers together, the “Sellers”, and each, a “Seller”);

(4)

EXPRO HOLDINGS UK 3 LIMITED a company incorporated and registered in England and Wales with number 06492082 which has its registered office at Second Floor Davidson House, Forbury Square, Reading, Berkshire, United Kingdom, RG1 3EU (“Holdings 3”); and

(5)

EXPRO GROUP HOLDINGS N.V., a public company (naamloze vennootschap) incorporated and existing under Dutch law, having its registered office (statutaire zetel) in Amsterdam, The Netherlands and its office address at Mastenmakersweg 1, Den Helder, 1786PB, The Netherlands, registered with the trade register of the chamber of commerce under number 34241787 (the “Purchaser”).

RECITALS:

(A)

Each Seller has agreed to sell (or procure to be sold), and the Purchaser has agreed to purchase, the legal and beneficial interest held by such Seller in the Shares on the terms set out in this Agreement.

(B)	Holdings 3 has entered into this Agreement for the purposes of having certain rights to acquire Shares following a novation of the rights and obligations from the Purchaser pursuant to this Agreement.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“280G Side Letter”	means the letter in the Agreed Form to be executed by the Company, the Purchaser and Holdings 3 in the Agreed Form;

“A Ordinary Shares”	means the 69,095,674 A ordinary shares of £0.01 each in the share capital of the Company;

“Accounting Policies”	means the accounting policies and procedures set out in Part C of Schedule 5;

“Acquisition Dispute”	means any dispute or claim arising out of or in connection with this Agreement, its subject matter or formation (including any non-contractual dispute or claim);

“Acquisition Documents”

means this Agreement, the Management Warranty Deed, the Disclosure Letter, the Supplemental Disclosure Letter, the Agreed Form documents and any other documents to be delivered on Completion in accordance with the terms of this Agreement;

“Action”

means any action, litigation, lawsuit, arbitration, appeal, petition, proceeding, complaint, charge, allegation, claim, suit, mediation, hearing, or investigation by or before any Authority or inquiry or investigation by any Authority;

“Actual Cash”	means the aggregate Cash as set out in the Summary Statement;

“Actual Closing LTM Revenue”	means the Closing LTM Revenue as set out in the Summary Statement;

“Actual Debt”	means the aggregate Debt as set out in the Summary Statement;

“Actual Target Working Capital”	means the Target Working Capital as set out in the Summary Statement;

“Actual Working Capital”	means the aggregate Working Capital of all Group Companies as set out in the Summary Statement;

“Agent”	means HSBC UK Bank PLC, as the agent under the Existing Facility Agreement;

“Agreed Form”

in relation to a document, means the form approved by or on behalf of the Institutional Seller and the Purchaser (in each case with such amendments as may be agreed by or on behalf of the Institutional Seller and the Purchaser) including where confirmed as agreed by email between the Purchaser’s Lawyers and the Sellers’ Lawyers;

“Agreement”	means this agreement, including the schedules hereto;

“Allocation Schedule”	means the spreadsheet to be provided pursuant to clause 3.3 setting out how the Initial Consideration is to be allocated amongst the Sellers;

“Appointment Notice”	has the meaning given to it in paragraph 5 of Part A of Schedule 5;

“Articles”	means the articles of association of the Company adopted on 21 September 2023;

“Associate”

means in relation to a Seller: (a) any parent undertaking of that Seller and any undertaking which is a subsidiary undertaking of that Seller or of any such parent undertaking, in each case from time to time; (b) any Fund Associate; (c) any person that, directly or indirectly, controls or is controlled by or is under common control with that Seller; (d) any employee, officer, director or partner (excluding limited partners of a Fund), acting in such capacity of that Seller or any of the persons referred to in (a) to (c) above, provided that any Portfolio Company shall not be an “Associate”;

“Authority”

means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

“Balancing Amount”

means the amount determined in the Summary Statement being the Total Consideration less the Initial Consideration, which amount so agreed or determined in accordance with Part A of Schedule 5 may be positive (meaning an additional payment is owed by the Purchaser to the Sellers), or negative (meaning a payment is owed by the Sellers to the Purchaser) and all such payments to be made in accordance with Schedule 6, as the case may be;

“Benchmark”	means an average monthly amount of capital expenditure of the Group during the Capex Spend Period of £800,000 per month;

“Buckthorn”

means Buckthorn Partners LLP, a limited liability partnership incorporated in England and Wales with number OC392195 and having its registered office at Princes House, Jermyn Street, London, England, SW1Y 6DN;

“Business”	means the business carried on by the Company or any other Group Company;

“Business Day”	means any day other than a Saturday or Sunday on which commercial banks are open for general business in London;

“C Ordinary Shares”	means the 81,500 C ordinary shares of £0.01 each in the capital of the Company;

“Cash”	is defined in part 1 of Part A of Schedule 5;

“Capex Spend Period”	means the period commencing 1 January 2024 (inclusive) and ending on the Effective Time;

“Capital Expenditure Shortfall”

means the amount by which the actual amount of capital expenditure of the Group during the Capex Spend Period is lower than the result of the Benchmark multiplied by the number of months between 1 January 2024 and the Effective Time;

“Claim”

means any claim, proceeding, suit or action against any Seller in respect of any breach, indemnity, covenant, agreement, undertaking, warranty or other matter whatsoever under or pursuant to this Agreement;

“Closing LTM Revenue”

means the consolidated revenue of the Group Companies for the twelve month period ended as of the final day of the month ended immediately prior to the Completion Date (calculated in accordance with the Accounting Policies on the same basis but in respect of the 12 months period to the Completion Date);

“Company”

means CTL UK Holdco Ltd, a company incorporated and registered in England and Wales with number 11701470 which has its registered office at International House, 36-38 Cornhill, London, England, EC3V 3NG;

“Competition Law”	has the meaning given to it in clause 4.1;

“Completion”	means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Date”	means the date on which Completion occurs;

“Completion Default”	has the meaning given to it in clause 7.4;

“Completion Deferral Period”	has the meaning given to it in clause 7.5.1;

“Completion Payment Amount”	means the amount in USD notified by the Purchaser to the Sellers in accordance with clause 3.4 being an amount equal to:

(i) the Initial Consideration converted from GBP into USD at the GBP Consideration Conversion Rate on the Completion Date; minus

(ii) the Completion Subscription Consideration Amount;

“Completion Statement”

means the statement relating to the Group Companies as at the Effective Time in the format set out in paragraph 3 of Part C of Schedule 5, as agreed or determined in accordance with Part A of Schedule 5;

“Completion Subscription Consideration Amount”	means the amount notified by the Purchaser to the Sellers pursuant to 3.2, being an amount up to $135,000,000 (but which may be $0);

“Completion Subscription Seller Shares”	means the number of Consideration Shares which is equal to the Completion Subscription Shares less the Escrow Shares;

“Completion Subscription Shares”	means such number of Consideration Shares (if any) which is equal to:

(a) the Completion Subscription Consideration Amount; divided by

(b) the Completion VWAP,

and rounded to the nearest whole share, and in the event that the Completion Subscription Consideration Amount is zero, there will be no Completion Subscription Shares;

“Completion VWAP”	means the average of the daily volume weighted average trading price per Consideration Share on the NYSE (or, if the Consideration Shares are not then listed on the NYSE, the principal securities market on which the Consideration Shares are then listed or quoted) as quoted by Bloomberg L.P. (or, if not quoted by Bloomberg L.P., another authoritative source agreed by the parties) for the thirty consecutive trading days up to and including the Business Day prior to the Completion Date, provided that:

(a) if the Completion VWAP would be less than USD20.00 per Consideration Share, then the Completion VWAP shall be deemed to be USD20.00 per Consideration Share; and

(b) if the Completion VWAP would be greater than USD23.70 per Consideration Share, then the Completion VWAP shall be deemed to be USD23.70 per Consideration Share;

“Confidential Business Information”	means information (in whatever form held) including (without limitation) all:

(a) customer lists, sales, marketing and promotional information and other databases;

(b) business plans and forecasts;

(c) formulas, designs, specifications, drawings, know-how, manuals and instructions;

(d) technical or other expertise; and

(e) computer software and all accounting and tax records, correspondence, orders and inquiries,

which is confidential or is not generally known or otherwise marked as, or treated as, confidential;

“Consideration”	has the meaning given to it in clause 3.1;

“Consideration Shares”	means common stock, €0.06 nominal value per share, of the Purchaser;

“CTA 2010”	means the Corporation Tax Act 2010;

“Debt”	is defined in part 1 of Part A of Schedule 5;

“Deed of Assignment of NDAs”	means the deed of assignment of the Third Party Confidentiality Agreements entered into between the Company and the Institutional Seller in accordance with the terms of this Agreement;

“Deed of Release”

means the deed of release in the Agreed Form (as well as being agreed with the Agent providing for the release of all mortgages, charges and debentures or other security granted by any member of the Group or in respect of the Shares and the securities of any Group Company under the Existing Facility Agreement in connection with the Existing Facility Redemption Amount);

“Defaulting Party”	has the meaning given to it in clause 7.4;

“Determination Date”	means the date on which the Statements are agreed or determined in accordance with the provisions of Part A of Schedule 5;

“Director Resignation Letters”	means the resignation letters from the Retiring Directors in respect of the resignation of their directorships of the Company and any other Group Company in the Agreed Form;

“Disagreement Notice”	has the meaning given to it in paragraph 3 of Part A of Schedule 5;

“Disclosed Information”	has the meaning given to it in the Management Warranty Deed;

“Disclosure Letter”	means the letter of the same date as this Agreement from the Management Sellers to the Purchaser relating to the Management Warranty Deed;

“D&O”	means directors’ and officers’ insurance cover;

“Draft Completion Statement”

means a statement relating to the Group Companies as at the Effective Time in the format set out in paragraph 3 of Part C of Schedule 5, to be prepared in accordance with Part A of Schedule 5 and on the basis of, and in accordance with, the Accounting Policies;

“Draft Statement”	means each of the Draft Completion Statement and the Draft Summary Statement (and together, the “Draft Statements”);

“Draft Summary Statement”

means a statement relating to the Group Companies as at the Effective Time in the format set out in Part B of Schedule 5, to be prepared in accordance with Part A of Schedule 5 and on the basis of, and in accordance with, the Accounting Policies;

“Effective Time”	means 11.59 p.m. on the day immediately preceding the Completion Date;

“Encumbrance”

means any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or other security agreement or arrangement and any interest, equity, claim, option or right to acquire, right of pre-emption or other similar third party right or interest, in each case of any nature whatsoever, whether conditional or otherwise, or any agreement to create any of the foregoing;

“Escrow Adjusted Shares”

means the Escrow Shares less the aggregate of (i) the number of Escrow Shares sold by the Escrow Agent pursuant to Schedule 6 (if any); and (ii) the number of Escrow Shares transferred by the Escrow Agent to any Seller(s) pursuant to Schedule 6 (if any);

“Escrow Agent”	means the Law Debenture Trust Corporation p.l.c., a company incorporated in England and Wales and having its registered office at 8th Floor, 100 Bishopsgate, London, EC2N 4AG;

“Escrow Agreement”	means an agreement, in the Agreed Form, between the Sellers, the Purchaser, Holdings 3 and the Escrow Agent with respect to the holding of any Escrow Shares from time to time;

“Escrow Shares”	means 500,000 Consideration Shares;

“Escrow Shares Equivalent Value”

means, in respect of any Escrow Shares, the value of such Escrow Shares assuming that each Escrow Share has the volume weighted average trading price per Consideration Share on the NYSE (or, if the Consideration Shares are not then listed on the NYSE, the principal securities market on which the Consideration Shares are then listed or quoted), as quoted by Bloomberg (or, if not quoted by Bloomberg L.P., another authoritative source agreed by the parties) in respect of (i) paragraph 1.4 of Schedule 6, on the date on which the relevant W&I Escrow Claim is Finally Determined; or (ii) paragraph 2 of Schedule 6 on the Determination Date; or (iii) clause 3.11 on the GBP True Up Payment Date;

“Estimated Cash”	means the Institutional Seller’s good faith estimate of the Actual Cash as set out in the Initial Consideration Statement;

“Estimated Closing LTM Revenue”	means the Institutional Seller’s good faith estimate of the Closing LTM Revenue as set out in the Initial Consideration Statement;

“Estimated Debt”	means the Institutional Seller’s good faith estimate of the Actual Debt as set out in the Initial Consideration Statement;

“Estimated Target Working Capital”	means the Institutional Seller’s good faith estimate of the Target Working Capital as set out in the Initial Consideration Statement;

“Estimated Working Capital”	means the Institutional Seller’s good faith estimate of the Actual Working Capital as set out in the Initial Consideration Statement;

“Excess Amount”

means, in respect of a Seller, where the Consideration allocated to such Seller in the Final Allocation Schedule is less than the Initial Consideration allocated to such Seller in the Allocation Schedule, the amount of such difference (expressed as a positive figure);

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended;

“Existing Facilities Agreement”

means a facilities agreement originally dated 11 November 2019, as amended on 26 June 2020, 2 September 2020, 30 March 2021, 15 July 2021, 2 November 2021, 29 April 2022, 16 February 2023 and 21 December 2023 between, amongst others, Coretrax Technology Holding Company Limited (formerly known as CTL UK Bidco Ltd), HSBC UK Bank PLC and The Royal Bank of Scotland PLC (as lead arrangers) and the Agent;

“Existing Facility Redemption Amount”	means the amount set out in the Payoff Letter being all amounts outstanding and owed by the Group pursuant to the Existing Facilities Agreement on Completion;

“Filed SEC Documents”	has the meaning given to it in clause 8.2.2;

“Final Allocation Schedule”	means the allocation schedule provided by the Institutional Seller pursuant to paragraph 18 of Schedule 5;

“First Management Representative”	means John Fraser;

“First Management Sellers”	has the meaning given to it in clause 19.2;

“Fund”

means any fund, bank, company, unit trust, investment trust, investment company, limited, general or other partnership, industrial provident or friendly society, collective investment scheme, investment professional, pension fund, insurance company, authorized person under the Financial Services and Markets Act 2000 or body corporate or other entity, in each case the assets of which are managed professionally for investment purposes;

“Fund Associate”

means, in relation to the Institutional Seller: (a) any general partner or trustee, nominee, custodian, operator or manager of, or investment adviser to, (each a “Fund Partner/Adviser”) that Seller (or its Associates), or any group undertaking of any such person; (b) any Fund which has the same Fund Partner/Adviser as that Seller (or their Associates); (c) any Fund which is advised, or any assets of which are managed (whether solely or jointly with others), by that Seller (or their Associates), including any feeder vehicle set up to facilitate investment in, and any vehicle that invests on a parallel basis with, or in lieu of, any Fund; (d) any Fund in respect of which that Seller (or their Associates or any of their Fund Partners/Advisers) is a Fund Partner/Adviser; and I any co-investment scheme of that Seller (or their Associates) or any person holding shares or other securities under such scheme or entitled to the benefit of shares or other securities under such scheme;

“GAC”	has the meaning given to it in clause 4.1;

“GBP Consideration Conversion Rate”

means the average close spot mid-trade composite (London) rate for transactions between GBP and USD as quoted by Bloomberg L.P. in respect of the 30 calendar days immediately preceding the relevant GBP True Up Relevant Date;

“GBP Total Consideration”	means the aggregate of:

	(a)	the Completion Payment Amount converted into GBP at the GBP Consideration Conversion Rate on the Completion Date; plus

	(b)	the Lock Up Expiry 1 Shares multiplied by the Lock Up Expiry 1 VWAP converted to GBP at the GBP Consideration Conversion Rate on Lock Up Expiry 1; plus

	(c)	the Lock Up Expiry 2 Shares multiplied by the Lock Up Expiry 2 VWAP converted to GBP at the GBP Consideration Conversion Rate on Lock Up Expiry 2; plus

	(d)	the Lock Up Expiry 3 Shares multiplied by the Lock Up Expiry 3 VWAP converted to GBP at the GBP Consideration Conversion Rate at Lock Up Expiry 3; plus

	(e)	the Escrow Adjusted Shares multiplied by the Lock Up Expiry 3 VWAP converted to GBP at the GBP Consideration Conversion Rate on Lock Up Expiry 3;

“GBP True Up Purchaser Amount”	means if the GBP Total Consideration is in excess of £169,400,000, an amount equal to:

(a) the GBP Total Consideration less £169,400,000; multiplied by

(b) the GBP Consideration Conversion Rate (so as to convert GBP to USD) at Lock Up Expiry 3,

up to the aggregate maximum amount of: (i) the Escrow Shares Equivalent Amount of the Escrow Shares held by the Escrow Agent as at the date on which the GBP True Up Purchaser Amount is required to be paid; less (ii) the sum paid to the Purchaser in accordance with paragraph 1.2 of Schedule 6 (if any); and less (iii) the sum paid to the Purchaser in accordance with paragraph 2.1(b)(i) of Schedule 6 (if any), and provided that the GBP True Up Purchaser Amount cannot exceed an aggregate maximum amount payable to the Purchaser of $7,500,000;

“GBP True Up Relevant Date”	means each of the Completion Date, Lock Up Expiry 1, Lock Up Expiry 2, Lock Up Expiry 3 and the Determination Date;

“GBP True Up Seller Amount”	means, if the GBP Total Consideration is less than £161,500,000, an amount equal to:

(a) £161,500,000 less the GBP Total Consideration; multiplied by

(b) the GBP Consideration Conversion Rate (so as to convert GBP to USD) at Lock Up Expiry 3,

and up to an aggregate maximum amount payable to the Sellers of $7,500,000;

“Group”	means the Company, the Subsidiaries and the JV Companies and references to “Group Company” and to “member of the Group” shall be construed accordingly;

“Guarantee”

means any guarantee, surety, indemnity, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter indemnity to any other person who has provided a guarantee;

“Headline Price”	means USD210,000,000;

“Indemnified Person”	has the meaning given to it in clause 9.4;

“Initial Consideration”	means:

(a) the Headline Price; plus

(b) the Estimated Working Capital; minus

(c) the Estimated Target Working Capital; plus

(d) the Estimated Cash; minus

(e) the Estimated Debt;

“Initial Consideration Statement”	has the meaning given to it in clause 3.3;

“Investment Agreement”	means the investment agreement entered into between the Company, the Institutional Seller, Kenny Murray and John Fraser dated 6 December 2018 (as amended from time to time);

“JF Share Amount”	has the meaning given to it in clause 3.3.10;

“JF Shares”	means the 158,150 A Ordinary Shares issued to John Fraser in September 2020;

“Judgment”	means any judgment, order, decree, award, ruling or decision from any court, tribunal or arbitrator, in each case to the extent having legally binding effect on the relevant party or person;

“Joint Venture Acquisition”	means any transactions(s) undertaken in connection with paragraph 1.1(f) of Schedule 4;

“JV Companies”

means those companies, partnerships or other entities in which a Group Company holds shares, is a member or otherwise holds an interest from time to time, consisting, as at the date of this Agreement, of those entities set out in Part 3 of Schedule 2 of the Management Warranty Deed, each being a “JV Company”;

“Kenny Murray”	means John Kenneth Fraser Murray;

“Lock Up Expiry 1”	means the next Business Day falling 90 calendar days after the Completion Date;

“Lock Up Expiry 1 Shares”	means 50 per cent. of the Completion Subscription Seller Shares;

“Lock Up Expiry 1 VWAP”

means the average of the daily volume weighted average trading price per Consideration Share on the NYSE (or, if the Consideration Shares are not then listed on the NYSE, the principal securities market on which the Consideration Shares are then listed or quoted), as quoted by Bloomberg L.P. (or, if not quoted by Bloomberg L.P., another authoritative source agreed by the parties) for the thirty trading days immediately preceding the Lock Up Expiry 1;

“Lock Up Expiry 2”	means the next Business Day falling 120 calendar days after the Completion Date;

“Lock Up Expiry 2 Shares”	means 25 per cent. of the Completion Subscription Seller Shares (if any);

“Lock Up Expiry 2 VWAP”

means the average of the daily volume weighted average trading price per Consideration Share on the NYSE (or, if the Consideration Shares are not then listed on the NYSE, the principal securities market on which the Consideration Shares are then listed or quoted) as quoted by Bloomberg L.P. (or, if not quoted by Bloomberg L.P., another authoritative source agreed by the parties) for the thirty trading days immediately preceding the Lock Up Expiry 2;

“Lock Up Expiry 3”	means the next Business Day falling 150 calendar days after the Completion Date;

“Lock Up Expiry 3 Shares”	means 25 per cent. of the Completion Subscription Seller Shares (if any);

“Lock Up Expiry 3 VWAP”

means the average of the daily volume weighted average trading price per Consideration Share on the NYSE (or, if the Consideration Shares are not then listed on the NYSE, the principal securities market on which the Consideration Shares are then listed or quoted) as quoted by Bloomberg L.P. (or, if not quoted by Bloomberg L.P., another authoritative source agreed by the parties) for the thirty trading days immediately preceding the Lock Up Expiry 3;

“Long Stop Date”	means 31 August 2024; (as may be extended pursuant to clause 4.7);

“Losses”

means in relation to any matter, all liabilities (whether actual or contingent), losses, claims, obligations, actions, demands, awards, fines, penalties, costs (including professional costs), fees and expenses (whether or not such costs, fees and expenses are recoverable in litigation) and including any VAT on the same (except to the extent recoverable as input VAT), relating to that matter, and any amounts paid or payable in relation to that matter, in each such case either pursuant to a Judgment or pursuant to any settlement or agreement between the relevant parties to the matter;

“Management Warranty Deed”	means the management warranty deed entered into between the Management Sellers, the Purchaser and Holdings 3 on the date of this Agreement;

“Material Adverse Event”	is defined in clause 6.1;

“Material Contracts”	has the meaning given to it in the Management Warranty Deed;

“Non-Defaulting Party”	has the meaning given to it in clause7.5;

“Notice”	has the meaning given to it in clause 28.1;

“NYSE”	means the New York Stock Exchange;

“parties”	means the Sellers and the Purchaser;

“Payoff Letter”	means the payoff letter in the Agreed Form (as well as being agreed with the Agent) in relation to the redemption of the facilities advanced pursuant to the Existing Facilities Agreement;

“Portfolio Company”	means a portfolio company (and any group undertaking of such portfolio company) of the Institutional Seller or of Funds advised by Buckthorn (and/or any Associate of Buckthorn);

“PSC”

means, in relation to an undertaking which is required to keep a register of people with significant control over it or equivalent record, a registrable person or registrable relevant legal entity in relation to that undertaking within the meaning of section 790C Companies Act 2006 (with any applicable modifications);

“Purchaser Group”

means each or any of (a) the Purchaser, any parent undertaking of the Purchaser for the time being, and any undertaking which for the time being is a subsidiary undertaking of the Purchaser or of any such parent undertaking and (b) with effect from Completion, each Group Company (and “member of the Purchaser Group” shall be construed accordingly);

“Purchaser’s Lawyers”	means CMS Cameron McKenna Nabarro Olswang LLP, 6 Queens Road, Aberdeen AB15 4ZT (reference MCMQ/FRFO/100551.61);

“Purchaser’s Nominated Account”

means such account as shall have been notified by the Purchaser to the Institutional Seller (and or the Escrow Agent) at least 5 Business Days before the required date of payment of the relevant amount;

“Registration Rights Agreement”	means the Registration Rights Agreement, in the Agreed Form, dated as of the Completion Date, among the Purchaser and the Sellers;

“Regulation S”	has the meaning given to it in clause 8.2.7;

“Regulatory Condition”	has the meaning given to it in clause 4.1;

“Related Person”	means:

(a) in the case of a Seller that is not an individual, any Associate of that Seller (including in the case of the Institutional Seller, Buckthorn);

(b) in the case of a Seller that is an individual, each of the following: (i) any spouse, co-habitee and/or lineal descendant by blood or adoption or step-child of that Seller; (ii) any person or persons acting in its or their capacity as trustee or trustees of a trust of which such Seller is the settlor; (iii) any person that, directly or indirectly, is controlled by that Seller; (iv) any connected person of that Seller; and (v) any trustee or nominee acting on behalf of that Seller, provided that notwithstanding any other provision of this Agreement neither the Purchaser nor any Group Company shall be a Related Person of any Seller and no Seller shall be deemed to be a Related Person of another Seller solely as a result of their holding of Shares; and “Related Persons” shall be construed accordingly;

“Relief”

means any loss, relief, allowance, credit, deduction, exemption or set off in respect of Tax (or in respect of the computation of income, profits or gains for Tax purposes) or any right to repayment of Tax (including any repayment supplement or interest in respect thereof);

“Reporting Accountants”	has the meaning given to it in paragraph 5 of Part A of Schedule 5;

“Representatives”	means, in relation to any person, its directors, officers, employees, legal, accounting, financial and other professional advisers (as applicable);

“Restricted Business”	has the meaning given to it in clause 11.1.1;

“Retiring Directors”	means Scott Benzie, Brice Bouffard, Mark Chaichian, Joseph Connolly, Michael De Rhune, John Fraser, Nicholas Gee and Robert Willings;

“Run-off Policy”	has the meaning given to it in clause 8.3;

“Saudi Aramco Customer Contracts”

means (i) the agreement between Saudi Arabian Oil Company and Intelligent Energy Services Co. Ltd. dated 1 February 2021; and (ii) the agreement between Intelligent Energy Services Co. Ltd and Coretrax Technology Limited dated 1 March 2014 (insofar as it relates to the agreement between Saudi Arabian Oil Company and Intelligent Energy Services Co. Ltd. dated 1 February 2021);

“SEC”	has the meaning given to it in clause 8.2.2;

“Second Management Representative”	means Scott Benzie;

“Second Management Sellers”	has the meaning given to it in clause 19.3;

“Securities Act”	means the United States Securities Act of 1933, as amended;

“Seller Claim”

means any claim, proceeding, suit or action against any Seller in respect of any breach, indemnity, covenant, agreement, undertaking, warranty or other matter whatsoever under or pursuant to this Agreement or any other Acquisition Document (and for the avoidance of doubt excluding a claim under the provisions of Schedule 5 and Schedule 6);

“Seller Debt Amounts”	means the amount due to the Institutional Seller of (a) £149,000 due by the Company; and (b) £75,000 due by Coretrax Technology Holding Company Limited;

“Seller Representatives”	means the Institutional Seller, the First Management Representative and the Second Management Representative, and references to “Seller Representative” shall be construed accordingly;

“Sellers’ Lawyers”	means Sidley Austin LLP of 70 St Mary Axe, London, EC3A 8BE;

“Sellers’ Nominated Account”	means such account as shall have been notified by the Institutional Seller to the Purchaser at least five Business Days before the required date of payment of the relevant amount;

“Senior Employee”	means those employees of the Group whose remuneration is subject to the approval of the Group’s remuneration committee (and without prejudice includes the Management Sellers);

“September 2020 Share Payment”	means an amount equal to 20% of the JF Share Amount;

“Service Agreements”	means the service agreements between: (i) the Company and John Fraser; (ii) the Company and Michael De Rhune; and (iii) the Company and Scott Benzie;

“Settlement Agreements”	means the settlement agreements between: (i) the Company and John Fraser; (ii) the Company and Michael De Rhune; and (iii) the Company and Scott Benzie;

“Share Issue Deed”	means the deed of issue of the Completion Subscription Shares, governed by Dutch law, in the form to be agreed between the Purchaser and the Institutional Seller in accordance with clause 5.8;

“Shares”	means the A Ordinary Shares and the C Ordinary Shares;

“Statement”	means each of the Completion Statement and the Summary Statement (and together, the “Statements”);

“Subsidiaries”	means all subsidiary undertakings of the Company as set out in Part 2 of Schedule 2 of the Management Warranty Deed, but excluding the JV Companies, and “Subsidiary” means any of them;

“Summary Statement”	means the statement relating to the Group Companies as at the Effective Time in the format set out in Part B of Schedule 5, agreed or determined in accordance with Part A of Schedule 5;

“Supplemental Disclosure Letter”	means the supplemental disclosure letter which may be provided prior to the Completion Date from the Management Sellers to the Purchaser relating to the Management Warranty Deed;

“Surviving Provisions”

means clauses 1 (Definitions And Interpretation), 7.6 (Termination), 13 (Guarantee of Purchaser’s Obligations); 14 (Confidentiality And Announcements), 16 (Third Party Rights); 17 (Costs And Expenses), 19 (Representatives); 22 (Entire Agreement); 23 (Effect of Completion); 24 (Severance), 25 (Variation), 26 (Waiver And Cumulative Remedies), 27 (Counterparts), 28 (Notices); 29 Agent for Service and 30 (Governing Law and Jurisdiction);

“Target Working Capital”	means 35.3% of the Closing LTM Revenue;

“Tax” or “Taxation”

means any form of tax, duty (including stamp duties), charge, levy, impost, contribution, withholding or tariff or any amount in the nature of thereof, whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere, irrespective of the person to which any such amounts are directly or primarily chargeable, but excluding uniform business rates, council tax, water rates and other local authority rates or charges; in each case, together with any related or incidental penalties, fines, surcharges, charges and interest;

“Tax Authority”

means any supra‑national, national or sub‑national authority, commission, department, agency, regulator or regulatory body competent to impose, assess collect or administer any Tax or make any decision or ruling on any matter relating to Tax;

“Third Party Confidentiality Agreements”	means the non-disclosure agreements entered into between the Institutional Seller and prospective bidders in relation to the Transaction, as listed in the schedule to the Deed of Assignment of NDAs;

“True Up Payment Amount”	means an amount equal to:

	(a)	Completion Subscription Consideration Amount; minus

	(b)	an amount equal to the product of the Lock Up Expiry 1 Shares multiplied by the Lock Up Expiry 1 VWAP; minus

	(c)	an amount equal to the product of the Lock Up Expiry 2 Shares multiplied by the Lock Up Expiry 2 VWAP; minus

	(d)	an amount equal to the product of the Lock Up Expiry 3 Shares multiplied by the Lock Up Expiry 3 VWAP; provided that:

	(e)	if the result would be a negative amount, then the True Up Payment Amount shall be deemed to be nil; and

	(f)	if as a result of the calculation, the True Up Payment Amount would be greater than USD25,000,000, then the True Up Payment Amount shall be deemed to be USD25,000,000;

“UK GAAP”	means generally accepted accounting practice in the United Kingdom as set out in Financial Reporting Standard 102 on the Effective Time;

“VAT”	means:

(a) value added tax imposed in the United Kingdom pursuant to VATA 1994;

(b) value added tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax (Directive 2006/112) and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive; and

(c) any other sales or turnover tax of a similar nature imposed in any country that is not a member of the European Union or any tax of a similar nature which may be substituted for or levied in addition to it;

“W&I Escrow Claim”	means a claim made by the Purchaser under the W&I Policy in respect of a warranty given by the Management Sellers under the Management Warranty Deed;

“W&I Insurer”	means Euclid Transactional UK Limited;

“W&I Policy”

means the warranty and indemnity insurance policy issued the W&I Insurer on the same date as this Agreement with the Purchaser as policyholder and beneficiary to provide coverage to the Purchaser relating to the matters contained within this Agreement and the Management Warranty Deed;

“W&I Retention Amount”	means a retention amount which, pursuant to the W&I Policy, is actually withheld or deducted by the W&I Insurer as a retention amount from the amount paid by the W&I Insurer to the Purchaser;

“W&I Retention Amount Maximum”	means USD500,000;

“Warranties”	means the warranties set out in clause 2.2, clause 10.1, clause 10.2, and clause 10.3;

“within the Sellers’ Reasonable Control”	is defined in clause 5.1.1;

“Wireline Acquisition”

means the transactions contemplated by the asset purchase agreement between, inter alios, Wireline Drilling Technologies LLC (as Seller) and Coretrax Americas Ltd. (as Buyer) dated 27 December 2023; and

“Working Capital”	is defined in Part A of Schedule 5 (whether positive or negative).

1.2	In this Agreement (unless the context requires otherwise):

1.2.1

the terms “company”, “body corporate”, “subsidiary”, “holding company” “undertaking”, “subsidiary undertaking”, “parent undertaking” and “group undertaking” have the meanings given to them in the Companies Act 2006; but, for the purposes of section 1159(1) of the Companies Act 2006, a company shall be treated as a member of another company if any shares in that other company are registered in the name of either (a) a person by way of security (where the company has provided the security) or (b) a person as nominee for the company;

1.2.2

“control” shall mean the possession, directly or indirectly, or the power to direct the management and policies of such person, whether through the ownership of a majority of voting securities or by contract or otherwise;

1.2.3	a person shall be deemed to be connected with another if that person is so connected within the meaning of section 1122 of the CTA 2010; and

1.2.4	“including”, “includes” or “in particular” means including, includes or in particular without limitation.

1.3	In this Agreement (unless the context requires otherwise), any reference:

1.3.1	to any party comprising more than one person includes each person constituting that party;

1.3.2

to any gender includes all genders, the singular includes the plural (and vice versa), and a person includes an individual, body corporate, association, partnership, firm, trust or Authority (whether or not having a separate legal personality);

1.3.3

to any reference to they, them, theirs or their in this Agreement may, according to the context, refer to a single individual person and should not, unless expressly stated otherwise in the relevant clause, be construed as imposing or creating any joint obligations, covenants, warranties, representations, undertakings or liabilities on or of the parties;

1.3.4	to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

1.3.5	to any time of day or date is to that time or date in the United Kingdom;

1.3.6	to USD or $ means United States Dollars;

1.3.7	to GBP or £ means pounds sterling;

1.3.8	to a specific statute or statutory provision is to that statute or provision as in force at the date of this Agreement, and any subordinate legislation made under it in force at that date;

1.3.9	to “material” or “materially” shall be construed as a reference to materiality in the context of the Business as a whole;

1.3.10

to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term;

1.3.11	to writing or written includes any method of representing or reproducing words in a legible form;

1.3.12	to a clause or schedule is to a clause of or schedule to this Agreement;

1.3.13	to a part or paragraph is to a part or paragraph of a schedule to this Agreement;

1.3.14	within a schedule to a part is to a part of that schedule; and

1.3.15	within a part of a schedule to a paragraph is to a paragraph of that part of that schedule.

1.4	This Agreement incorporates the schedules to it.

1.5	The contents list and headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this Agreement.

1.6

Except where this Agreement expressly provides otherwise, obligations, covenants, warranties, representations and undertakings expressed to be assumed or given by two or more persons shall in each case be construed as if expressed to be given severally.

2.	SALE AND PURCHASE OF SHARES

2.1

Subject to and in accordance with the terms of this Agreement, each Seller shall sell (or procure to be sold) and the Purchaser shall purchase, with effect from Completion, the legal and beneficial interest in the number and type of Shares next to the name of that Seller in Schedule 1.

2.2	Each Seller severally covenants that, in respect of the Shares set out against their name in Schedule 1:

2.2.1	they have the right to sell such Shares;

2.2.2	on Completion, full legal and beneficial ownership of such Shares will be transferred to the Purchaser; and

2.2.3

such Shares shall be sold with full title guarantee free from all Encumbrances and together with all rights attached or accruing to them at Completion, including the right to receive all dividends and other distributions declared, made or paid after Completion.

2.3

Each Seller waives (and shall procure the waiver by any third party of) all restrictions on the transfer of any of the Shares including any right of pre-emption or other restriction on transfer (pursuant to the Investment Agreement or otherwise) in respect of the Shares he/she/it holds or any of them.

2.4	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale of all of the Shares is completed simultaneously.

3.	CONSIDERATION

3.1	The total purchase price for the Shares (the “Consideration”) shall be an amount equal to:

3.1.1	the Headline Price; plus

3.1.2	the Actual Working Capital; minus

3.1.3	the Actual Target Working Capital; plus

3.1.4	the Actual Cash; minus

3.1.5	the Actual Debt; plus

3.1.6	the True Up Payment Amount (if any); plus

3.1.7	the GBP True Up Seller Amount (if any); less

3.1.8	the GBP True Up Purchaser Amount (if any).

3.2	By no later than the date falling 15 Business Days before Completion, the Purchaser shall deliver to the Institutional Seller a notice setting out the Completion Subscription Consideration Amount.

3.3	By no later than the date falling 10 Business Days before the expected Completion Date, the Institutional Seller shall notify the Purchaser, in good faith, of the:

3.3.1	Estimated Target Working Capital;

3.3.2	Estimated Closing LTM Revenue;

3.3.3	Estimated Cash;

3.3.4	Estimated Debt;

3.3.5	Estimated Working Capital;

3.3.6	Initial Consideration;

3.3.7	Allocation Schedule (which the Institutional Seller undertakes to the other Sellers shall be prepared in accordance with the Articles);

3.3.8	Completion Subscription Consideration Amount (as notified by the Purchaser pursuant to clause 3.2); and

3.3.9	the portion of the Completion Payment Amount which is attributable to the sale of the JF Shares in accordance with the Allocation Schedule (the “JF Share Amount”),

together with reasonably detailed information supporting the calculation of such items (substantially in the form of the Completion Statement),

(the “Initial Consideration Statement”).

3.4	On the Completion Date, the Purchaser shall notify the Sellers, in good faith, of the:

3.4.1	Completion VWAP;

3.4.2	number of the Completion Subscription Shares (if any) to be issued to the Sellers in accordance with this Agreement and the Allocation Schedule delivered by the Sellers pursuant to clause 3.3.7;

3.4.3	GBP Consideration Conversion Rate on the Completion Date;

3.4.4	amount the Initial Consideration converted from GBP into USD at the GBP Consideration Conversion Rate on the Completion Date; and

3.4.5	Completion Payment Amount,

together with reasonably detailed information supporting the calculation of such items.

3.5	At Completion, on account of the Consideration, the Purchaser shall:

3.5.1	pay an amount in cash equal to the Completion Payment Amount by telegraphic transfer of immediately available funds to the Sellers’ Nominated Account;

3.5.2

pay an amount in cash equal to the September 2020 Share Payment by telegraphic transfer of immediately available funds to the bank account of the Company (as the Institutional Seller shall notify to the Purchaser in good faith not less than 5 Business Days prior to the Completion Date);

3.5.3	procure that the Company shall pay an amount in cash equal to the Seller Debt Amounts by telegraphic transfer of immediately available funds to the Seller’s Nominated Account; and

3.5.4

procure that the Company shall pay an amount in cash equal to the Existing Facility Redemption Amount by telegraphic transfer of immediately available funds to the account notified by the Agent to the Company and the Purchaser in accordance with the Payoff Letter and Deed of Release.

3.6	At Completion, on account of the Consideration, the Purchaser shall procure the issuance, and the delivery in book-entry form of, the Completion Subscription Shares, in the names of:

3.6.1	in respect of the Completion Subscription Seller Shares, the Sellers (in accordance with the Allocation Schedule); and

3.6.2	in respect of the Escrow Shares, in the name of the Escrow Agent,

which the parties agree will be deemed to have been issued for a subscription amount, in aggregate, equal to the Completion Subscription Consideration Amount.

3.7

The Purchaser shall issue and sell the Completion Subscription Shares to the Sellers either (i) outside the United States in “offshore transactions” in reliance on and in accordance with Regulation S or (ii) otherwise only to sophisticated investors in transactions not involving any “public offering” within the meaning of Section 4(a)(2) of the Securities Act and which are exempt from the registration requirements of the Securities Act.

3.8	On or before the date which is 10 Business Days after the date of Lock Up Expiry 3, and subject to clause 3.9, on account of the Consideration:

3.8.1

if the True Up Payment Amount is greater than nil, the Purchaser shall pay an amount in cash equal to the True Up Payment Amount by telegraphic transfer of immediately available funds to the Sellers’ Nominated Account; and

3.8.2

if the GBP True Up Seller Amount is greater than nil, the Purchaser shall pay an amount in cash equal to the GBP True Up Seller Amount by telegraphic transfer of immediately available funds to the Sellers’ Nominated Account.

3.9	The maximum aggregate amount of the True Up Payment Amount and the GBP True Up Seller Amount payable to the Sellers shall not exceed $25,000,000.

3.10

On or before the date (the “GBP True Up Purchaser Date”) which is 10 Business Days after the later of the: (i) date of Lock Up Expiry 3; and (ii) the date on which any Balancing Amount is fully settled following the Determination Date, if the GBP True Up Purchaser Amount is greater than nil, the Institutional Seller and the Purchaser shall instruct the Escrow Agent to sell such number of the Escrow Shares (the “GBP True Up Purchaser Shares”) into the market in increments of 50,000 Consideration Shares (or part thereof) commencing on the next business day in New York after any applicable NYSE black out period governing the Purchaser has expired (or in such other manner as shall be agreed between the Institutional Seller and the Purchaser) until such sales have generated an amount required to pay an amount equal to the GBP True Up Purchaser Amount (after the deduction of all costs and taxes associated with the sale of the relevant Escrow Shares) and the Institutional Seller and the Purchaser shall instruct the Escrow Agent to pay an amount in cash equal to the GBP True Up Purchaser Amount by telegraphic transfer of immediately available funds to the Purchaser’s Nominated Account. The Sellers’ total liability under this clause 3.10 shall be limited to the Escrow Shares held by the Escrow Agent from time to time.

3.11

Where under clause 3.10, the GBP True Up Purchaser Amount is greater than nil, the Institutional Seller may (in its sole and absolute discretion) by notice in writing to the Purchaser within 5 Business Days of the GBP True Up Purchaser Date elect to pay an amount equal to the GBP True Up Purchaser Amount in cash. Where the Institutional Seller so elects, it shall pay an amount equal to the GBP True Up Purchaser Amount to the Purchaser by telegraphic transfer of immediately available funds to the Purchaser’s Nominated Account within 10 Business Days following the date of such notice. Upon receipt by the Purchaser of the GBP True Up Purchaser Amount, the parties shall instruct the Escrow Agent within 10 Business Days to transfer to the Institutional Seller the GBP True Up Purchaser Shares (being, for the purposes of this clause 3.11, the number of Escrow Shares having the Escrow Shares Equivalent Value to the GBP True Up Purchaser Amount as at the GBP True Up Purchaser Date).

3.12	At Completion, the parties agree to comply with their respective obligations set out in Schedule 4.

3.13	Following determination of the Consideration in accordance with Schedule 5, the Balancing Amount (if any) shall be paid in accordance with Schedule 6.

3.14

Any payment made by the Purchaser to the Sellers pursuant to any indemnity or covenant contained in, or in respect of any claim for breach, non-observance or non-performance by the Purchaser of any of the provisions of, the Acquisition Documents shall, to the extent possible, take effect as an increase in the Consideration.

3.15

Any payment made by the Institutional Seller (or the Sellers) to the Purchaser pursuant to any indemnity or covenant contained in, or in respect of any claim for breach, non-observance or non-performance by the Sellers of any of the provisions of, the Acquisition Documents shall, to the extent possible, take effect as a reduction in the Consideration.

3.16	Any payment made pursuant to this clause 3 shall be made without set off, deduction or withholding (except as required by law or by this Agreement).

4.	CONDITIONS TO COMPLETION

4.1

Completion shall be conditional on the Saudi Arabian competition authority (the “GAC”) (i) giving the approvals, authorisations, consents, waivers or clearances required under the Saudi Arabian competition law issued by Royal Decree No. (M/75) dated 29/6/1440 H (the “Competition Law”) to effectuate Completion, whether or not subject to any conditions; (ii) rendering a decision that no approval, authorisation, consent, waiver or clearance is required under the Competition Law to effectuate Completion; or (iii) failing to render a decision after the lapse of ninety (90) calendar days from the date of the GAC having issued an official declaration that the review period has commenced, provided that such failure is considered under the Competition Law to be a grant of all requisite approvals, authorisations, consents, waivers or clearances to effectuate Completion (the “Regulatory Condition”).

4.2

The Purchaser shall (and shall procure that its Associates shall), at its own cost, use its best endeavours to ensure that the Regulatory Condition is fulfilled promptly after the date of this Agreement and in any event prior to the Long Stop Date, including making all notifications and filings and taking all reasonably necessary steps to satisfy the Regulatory Condition and, where necessary, taking the steps set out in clause 4.2.2. Without prejudice to the generality of this clause 4.2, the Purchaser shall (and shall procure that its Associates shall) in any event:

4.2.1

have primary responsibility for obtaining all consents, approvals or actions of any Authority which are required to satisfy the Regulatory Condition and shall take all steps necessary for that purpose (including making appropriate submissions, notifications and filings, including in draft form where applicable, in consultation with the Institutional Seller, as soon as possible after the date of this Agreement and in any case within 15 Business Days of the date of this Agreement);

4.2.2	make and progress all such notifications and filings with the relevant Authority with all due diligence and in accordance with any and all applicable time limits;

4.2.3	provide promptly all information which is requested or required by an Authority and in any event in accordance with any applicable time limits;

4.2.4

promptly notify the Institutional Seller and the Sellers’ Lawyers (and provide copies or, in the case of non-written communications, details) of any communications with or from any Authority, provided that such communications may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable law and that portions of such communications that are competitively sensitive may be designated as “outside counsel only”;

4.2.5

initiate communications, whether in writing or verbally, with any Authority in respect of the transactions contemplated by this Agreement and/or the Acquisition Documents only after prior consultation with the Institutional Seller or the Sellers’ Lawyers (and take into account any reasonable comments and requests of the Institutional Seller and the Sellers’ Lawyers or other advisers);

4.2.6

provide the Institutional Seller and the Sellers’ Lawyers with a draft of all submissions, notifications, filings and other communications to be submitted to any Authority including any supporting documentation or information requested by the Institutional Seller or the Sellers’ Lawyers at such time as will allow the Institutional Seller and the Sellers’ Lawyers a reasonable opportunity to provide comments (which shall be at least two Business Days prior to submission) and take account of any reasonable comments of the Institutional Seller and the Sellers’ Lawyers and other advisers on such drafts prior to their submission, provided that such submissions may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable law and that portions of such submissions that are competitively sensitive may be designated as “outside counsel only”;

4.2.7

where permitted by an Authority, allow persons nominated by the Institutional Seller (which may include the Sellers’ Lawyers) to attend all meetings (and participate in all material telephone or other conversations) with that Authority and to make oral submissions at such meetings (or telephone or other conversations), save in the case of meetings, telephone or other conversations, where information that is confidential to the Purchaser or any of its Associates is likely to be discussed, in which case only the Sellers’ Lawyers will be entitled to be present; and

4.2.8

regularly review with the Institutional Seller and the Sellers’ Lawyers the progress of any notifications or filings to any Authority (including, where necessary, seeking to identify appropriate responses to address any concerns identified by any Authority) and discussing with the Institutional Seller and the Sellers’ Lawyers the scope, timing and tactics of any such commitments with a view to obtaining the clearances or approvals necessary for the satisfaction of the Regulatory Condition at the earliest reasonable opportunity.

4.3	The Institutional Seller and the Management Sellers shall, without prejudice to the obligations of the Purchaser under this clause 4:

4.3.1

provide to the Purchaser reasonable assistance with the preparation of the Purchaser’s submissions, notifications and filings promptly upon request (provided that the foregoing shall not require any Seller and/or the Group to bear any costs associated with the Regulatory Condition); and

4.3.2

promptly provide (or shall procure that the relevant Group Company provides) the Purchaser and any Authority with any information and documents reasonably required by the Purchaser to assist the Purchaser in fulfilling the Regulatory Condition, provided that such information and documents may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable law and that portions of such information and documents that are competitively sensitive may be designated as “outside counsel only”.

4.4

Notwithstanding anything herein to the contrary and in furtherance of the obligations in clause 4.1, the Purchaser shall (and shall procure that its Associates shall) cooperate in good faith with any Authority to fulfil the Regulatory Condition and complete the transactions contemplated by this Agreement and the Acquisition Documents promptly. Without limiting the generality of the foregoing, if a proceeding is threatened or instituted by any Authority or any other person challenging the validity or legality or seeking to prevent or delay the implementation and/or completion of any of the transactions contemplated by this Agreement and/or the Acquisition Documents, the Purchaser shall use its best endeavours to avoid, resist, resolve or, if necessary, defend such proceeding and shall afford the Institutional Seller a reasonable opportunity to participate therein provided that the parties agree that the Purchaser shall not be required to offer, agree, undertake or perform any remedies, commitments or similar measures with respect to the sale, discontinuation or restriction of any part of the business of any of the Group Companies, the Purchaser or any of its Associates.

4.5	The Purchaser undertakes that it will not, and shall procure that no Associate of the Purchaser shall, prior to Completion, either alone or acting in concert with others:

4.5.1	acquire or offer to acquire (or cause another person to acquire or to offer to acquire); or

4.5.2	progress or contemplate (or cause another person to progress or contemplate) arrangements that, if carried into effect, would result in the acquisition of,

in each case: (i) a business that competes with the Group’s business in Saudi Arabia; or (ii) any other business that the acquisition of, or investment in, might prejudice or delay the satisfaction of the Regulatory Condition.

4.6	The Institutional Seller and the Purchaser shall each notify the other promptly upon, and in any event within two Business Days of, becoming aware that any Regulatory Condition has been fulfilled.

4.7

If at any time prior to the Long Stop Date, the Regulatory Condition has not been satisfied, the Institutional Seller and the Purchaser may agree in writing to extend the Long Stop Date to a later date, and such later date shall be the Long Stop Date.

4.8

If the Regulatory Condition has not been satisfied by the Long Stop Date (or such later date as the Institutional Seller and the Purchaser may agree in writing), this Agreement shall automatically terminate upon notice being given by either the Purchaser or the Institutional Seller, whereupon the provisions of this Agreement (save for this clause 4.8 and the Surviving Provisions) shall cease to have effect. Such termination shall be without prejudice to each party’s accrued rights under this Agreement.

5.	PERIOD BEFORE COMPLETION

5.1	From the date of this Agreement until Completion, subject to clause 5.5, the Institutional Seller and the Management Sellers shall:

5.1.1

procure (to the extent within each such Seller’s respective reasonable control and in such capacity the Purchaser acknowledges that the Institutional Seller is not involved in the day to day management of the Group Companies (together “within the Sellers’ Reasonable Control”)) that:

5.1.1.1	the business of each Group Company is carried on in the ordinary and usual course consistent with past practice in the 24 months prior to the execution of this Agreement in all material respects;

5.1.1.2	the business of each Group Company is conducted in compliance with all applicable laws in all material respects;

5.1.1.3

each relevant Group Company uses its reasonable endeavours to (i) acquire the interests of all other shareholders in Churchill Drilling Tools Oil Wells Drilling LLC; and (ii) provide updates to the Purchaser about the status of subclause (i) above including by responding promptly to the Purchaser’s reasonable requests for information concerning the same; and

5.1.1.4

drafts of any annual management accounts of the Group Companies to 31 December 2023 are provided together with any draft consolidated annual accounts of the Group to 31 December 2023 (the “2023 Annual Accounts”) by 31 March 2024 and all progress with respect to the audit of the 2023 Annual Accounts are provided to the Purchaser promptly upon becoming aware of the same;

5.1.2

procure (to the extent within the Sellers’ Reasonable Control) that no Group Company shall, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned in connection with clauses 5.1.2.3, 5.1.2.6, 5.1.2.7, 5.1.2.8, 5.1.2.9, 5.1.2.10, 5.1.2.11, 5.1.2.18, 5.1.2.19, 5.1.2.20 and 5.1.2.21):

5.1.2.1	declare or pay any dividend or make any other distribution in respect of its profits, assets or reserves or in any other way reduce its reserves to shareholders other than to another Group Company;

5.1.2.2	make any alteration to its articles of association (or any of its constitutional documents);

5.1.2.3

enter into, terminate or withdraw from any partnership, consortium, joint venture or any other unincorporated association or discontinue or cease to operate all or a material part of its business (excluding in respect of the Joint Venture Acquisitions);

5.1.2.4

other than by one Group Company in respect of another Group Company, allot, issue, redeem or cancel any shares in the capital of any Group Company, reduce or otherwise alter (including by way of redemption, purchase, sub-division, consolidation or redesignation) share capital of any Group Company or create or enter into any option to subscribe for any shares or any rights convertible into or capable of becoming shares in the capital of any Group Company, including with any Seller or any Related Person;

5.1.2.5

other than (i) by one Group Company in respect of another Group Company; (ii) in respect of the Wireline Acquisition; and (iii) in respect of the Joint Venture Acquisitions, purchase any shares or any ownership interest in any other undertaking or amalgamate with, merge into or otherwise consolidate with any other party;

5.1.2.6

dispose of any single asset or part of the business of any Group Company for a value greater than £200,000 (and no sales below this amount which are not on arms’ length terms for market value shall be permitted);

5.1.2.7

enter into or make itself liable for any capital commitment (whether by way of purchase, lease, hire purchase or otherwise), which individually exceeds £200,000 or when taken together with any other capital commitment exceeds the amount permitted to be incurred in the ordinary course of business of the relevant Group Company during the year in accordance with the terms of the 2024 Business Plan, contained as document 01.02.03 of the Disclosed Information;

5.1.2.8

other than in the ordinary course of business, enter into, or increase or extend any liability under, any Guarantee or indemnity for any person which is not a Group Company for an amount exceeding £200,000;

5.1.2.9	hire or appoint any person to any Group Company or permit or vote in favour of any person to be hired to a JV Company who would become a Senior Employee;

5.1.2.10

save as required by applicable law, make any material amendment to the terms and conditions of employment (including, remuneration, pension entitlements and other benefits) of (or give notice to) any Senior Employee or increase any Senior Employee’s salary, benefits or other emoluments or pay (or agree to pay) any bonus or other amount in excess of his contractual entitlement to any employee (other than any increase in emoluments consistent with past practice in the ordinary course);

5.1.2.11

materially amend, vary, waive or breach any material provision of, or enter into or offer to enter into, or fail to enforce or terminate (or give notice to terminate): (i) any Material Contracts; or (ii) any contract to which any Group Company is a party which involves or is likely to involve expenditure by, or revenue of, the Group of over £5,000,000; or (iii) any contract between any Group Company and another party (including a Seller and/or any of its Related Parties) which is outside the ordinary course of business;

5.1.2.12

permit any of its insurance policies to lapse without a replacement policy or knowingly do or omit to do anything which it is aware would (i) reduce the amount or scope of cover to an amount or scope of cover which is inadequate for the Group’s business; or (ii) make any of its insurance policies void or voidable where there is no replacement policy, other than to the extent any such insurance policy coverage is no longer reasonably accessible or reasonably affordable;

5.1.2.13	change its Tax residence or actively decide to establish a permanent establishment or other taxable presence in any jurisdiction for Tax purposes;

5.1.2.14

make any change to any of its methods, period, policies, principles or practices of Tax accounting or methods of reporting income, profits or grants or claiming Reliefs for Tax purposes unless required by any change of law or change in UK GAAP;

5.1.2.15

enter into, settle, compromise, agree or materially negotiate any material audit, enquiry, non-routine assessment, dispute or litigation relating to Tax with any Tax Authority the result of which would be an increase in Tax payable of £500,000 or more;

5.1.2.16	submit, materially amend, retract or re-submit any Tax return, claim, election, notice or consent except to the extent required by law and/or in accordance with past practice;

5.1.2.17

make, increase or extend any loan or advance or grant any credit to anyone whomsoever (including to any employees) (other than (i) trade credit (not, for the avoidance of doubt, including accounts receivables) in the ordinary and usual course of trading up to £25,000; (ii) invoicing and billing purposes in the ordinary course of trading; (iii) advances made to employees in respect of travel expenses or against expenses properly and reasonably incurred by them; (iv) loans to other members of the Group; or (v) loans to employees for an amount of up to £25,000 in aggregate);

5.1.2.18	grant, create or allow to arise any Encumbrance over any of its assets other than charges arising by operation of law;

5.1.2.19

other than in respect of hire purchase arrangements in the ordinary course of business, enter into any new agreements for the provision of debt facilities from a third party to any member of the Group;

5.1.2.20

borrow any monies or incur any indebtedness or other liability in the nature of indebtedness of an amount exceeding £500,000 other than: (i) trade credit in the ordinary course of business; (ii) in respect of hire purchase arrangements in the ordinary course of business; (iii) from another Group Company; or (iv) drawing down additional amounts under and in accordance with the Existing Facilities Agreement;

5.1.2.21	not make any amendments to the terms of the Wireline Acquisition;

5.1.2.22	acquire any real estate;

5.1.2.23	write off or release any debts (other than (i) ordinary and usual course trading debts or (ii) between Group Companies of not more than £1,000,000 individually or in aggregate);

5.1.2.24

initiate, discontinue or settle any litigation or arbitration proceedings or dispute including with any Tax authority where the amount claimed (either by or against it) exceeds £1,000,000 (exclusive of VAT); and

5.1.2.25	agree (whether conditional or not) to do any of the things referred to in this clause 5.1.2.

5.2

In relation to any matter requiring the approval of the Purchaser pursuant to clause 5.1, if the Sellers wish to seek such approval from the Purchaser, the Management Sellers shall provide to the Purchaser all such information and documentation in relation to such matter as the Purchaser may reasonably require. The Purchaser’s approval under clause 5.1 shall be deemed to have been given to the Sellers if such approval has neither been granted nor denied by the Purchaser in writing within 10 Business Days of the Management Sellers providing notice in accordance with this clause 5.2.

5.3

Notwithstanding anything to the contrary in clause 5.1, or any other provision of this Agreement or any other Acquisition Document, no Seller nor any Group Company shall be prevented from undertaking, be required to obtain the Purchaser’s consent in relation to, or incur any liability as a result of effecting, any of the following on or prior to Completion:

5.3.1	any matter required by law, court order or by regulation binding on any Seller or any Group Company;

5.3.2	any action required and also permitted to be taken pursuant to this Agreement or any other Acquisition Document;

5.3.3	the execution of an obligation set out in the Disclosed Information existing at the date of this Agreement;

5.3.4

any matter reasonably undertaken by any Group Company in connection with a pandemic or an emergency or disaster situation with the intention of minimising any adverse effect of such pandemic or situation in relation to the Group or any Seller or any member of an Institutional Seller’s Group provided that the input from the Purchaser has been reasonably sought before undertaking such matter; or

5.3.5	any matter undertaken at the written request or with the written consent of the Purchaser in accordance with the terms of this clause 5.

5.4

Any request for consent under this clause 5 shall be directed to Joerg Gruber by email at joerg.gruber@expro.com, and (without prejudice to the second sentence of clause 5.2) such consent will be deemed to be given when Tulio Scacciati notifies any or all of the Management Sellers of the Purchaser’s consent via email. This clause 5 is not intended to allow the Purchaser the ability to control the Group prior to Completion in any circumstances.

5.5

Any obligation of the Institutional Seller and/or a Management Seller under clause 5.1 to procure or ensure something or to take any action (or omit to take any action) by any Group Company, shall be deemed to have been satisfied by:

5.5.1

in the case of a Management Seller, such Management Seller exercising all rights (voting or otherwise) that they have, and using any and all powers vested in them from time to time, as employees, directors, officers or shareholders in the Company; and

5.5.2

in the case of an Institutional Seller, the Institutional Seller exercising its voting powers as a shareholder and exercising its rights under the Investment Agreement, and instructing any director(s) of the Group appointed by it, to ensure (whether acting alone or (to the extent that he, she or it is lawfully able to contribute to ensuring such compliance collectively) acting with others) compliance by the Group with the provision of clause 5.1, in each case lawfully and in particular in a manner that does not otherwise put any person who is a director of a Group Company in breach of any fiduciary duty.

5.6	From the date of this Agreement until Completion, the Purchaser shall not:

5.6.1	split, combine, or reclassify the Consideration Shares so as to prejudice the Sellers’ economic interests; or

5.6.2

amend its governing documents (including by merger, consolidation or otherwise) in any manner that would have a disproportionate material adverse effect on Sellers than on the holders of the Consideration Shares immediately prior to Completion; or

5.6.3	consummate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization,

provided, that this clause 5.6 shall not apply if the Purchaser shall have delivered an irrevocable notice in accordance with clause 3.2 that the Completion Subscription Consideration Amount shall be zero.

5.7

From the date of this Agreement until Completion, the Purchaser shall (i) use all reasonable endeavours to ensure that it remains listed as a public company on the NYSE and (ii) timely file or furnish all reports required to be filed or furnished with the SEC and otherwise comply with its reporting obligations under the Securities Act. Before Completion, the Purchaser shall cause the Completion Subscription Shares to be approved for listing on the NYSE, subject to official notice of issuance.

5.8	The Purchaser and the Sellers agree to use all reasonable endeavours to negotiate and agree the form of the Share Issue Deed on customary terms.

5.9	The Sellers agree that, prior to Completion, they shall either assign the Liability Insurance Policy to a Group Company or obtain a replacement policy with a Group Company as the insured party.

6.	MATERIAL ADVERSE CHANGE

6.1

For the purposes of this Agreement, “Material Adverse Event” shall mean an event or events that has or will have material adverse financial impact on the Company or a material adverse effect on the Company being:

6.1.1

if any Group Company has breached or is reasonably likely to have breached any criminal provision of the Bribery Act 2010 or the Foreign Corrupt Practices Act 1977 where (i) the relevant Group Company is notified by (or notifies to) the relevant Authority that it is in breach or is reasonably likely to have breached; and (ii) the liability of a Group Company in respect of all or any such actual breach(es) and/or reasonably likely breach(es) is or is reasonably expected to be in excess of $1,000,000 in aggregate; or

6.1.2

if the Purchaser or any Group Company receives valid, irrevocable and binding notice which has the effect of terminating either of the Saudi Aramco Customer Contracts prior to the expiry of their term, provided that alternative contractual arrangements having the same or equivalent economic benefit for the Group as a whole having not been agreed and entered into; or

6.1.3	if John Fraser resigns or is given notice by a member of the Group as chief executive officer of the Group; or

6.1.4

any proceedings are brought by a third party (excluding for the avoidance of doubt any member of the Purchaser Group) in respect and against a Group Company pursuant to which Losses are reasonably likely to be suffered by the relevant Group Company of $10,000,000 or more; or

6.1.5

following a material incident involving a member of the Group, receipt by a Group Company of a written notice in respect of such incident from a bona fide third party (excluding for the avoidance of doubt any member of the Purchaser Group) where such third party makes a claim, or where following receipt of such written notice a claim is reasonably likely to be made by such third party, against a Group Company which is reasonably likely to give rise to Losses in an aggregate amount of more than $21,000,000, which in each case occurs after the date of this Agreement and before the Completion Date and which was unknown to any of the parties at the date of this Agreement, and shall exclude any of the foregoing arising out of, resulting from, or attributable to:

6.1.6

any act or omission of the Purchaser or any member of the Purchaser Group, or any act or omission of the Group, the Sellers and/or any Related Person of any Seller at the written request or with the prior written consent of the Purchaser or any member of the Purchaser Group or as expressly permitted to be done under the terms of any Acquisition Document;

6.1.7	the transactions contemplated by this Agreement or any other Acquisition Document;

6.1.8	general economics, industry, political or regulatory events, including changes in commodity prices (including hydrocarbon prices), stock markets, interest rates and exchange rates;

6.1.9	acts of god and/or other natural disasters, pandemics and/or other public health emergencies, acts of war, terrorism and/or civil unrest;

6.1.10	changes in applicable laws, regulations or accounting standards or practices;

6.1.11	changes in conditions generally affecting the industries in which the Group operates; and

6.1.12	the effect of any civil unrest, outbreak or resurgence of COVID-19 or other disease or hostilities, terrorist activities, war (declared or undeclared), or similar disorder.

6.2

If the Purchaser becomes aware of an event which constitutes a Material Adverse Event, it may terminate this Agreement by notice in writing to the other parties between the date of this Agreement and the day before the Completion Date specifying:

6.2.1	the nature of the Material Adverse Event; and

6.2.2	the known or estimated financial impact on the Company in respect of the consequences of the Material Adverse Event,

whereupon the provisions of this Agreement (save for this clause 6.2 and the Surviving Provisions) shall cease to have effect. Such termination shall be without prejudice to each party’s accrued rights under this Agreement.

7.	COMPLETION

7.1	Completion of the sale and purchase of the Shares shall take place in accordance with paragraph 3 of Schedule 4 at the offices of the Sellers’ Lawyers:

7.1.1

on the first calendar day of the calendar month immediately after the calendar month in which notice of satisfaction or waiver of the Regulatory Condition to have been satisfied or waived is served in accordance with clause 4.6, provided that, if notice is served in accordance with clause 4.6 of the satisfaction or waiver of the Regulatory Condition to have been satisfied or waived within fifteen Business Days of the end of a calendar month, Completion shall take place on the first calendar day of the month which is two calendar months after such date; or

7.1.2	at such other date and time as the Institutional Seller and the Purchaser may agree in writing.

7.2	None of the Sellers nor the Purchaser shall be obliged to complete the sale or purchase of any of the Shares unless all of the Shares are sold and purchased simultaneously.

7.3	On Completion, the Sellers and the Purchaser shall comply with their respective obligations as specified in Schedule 4.

7.4

Subject to the Sellers and the Purchaser complying with their respective obligations as specified in Schedule 4, the Purchaser and the Management Sellers shall procure that the Company shall operate a payroll in respect of the September 2020 Share Payment as follows:

7.4.1

the Management Sellers shall procure that the Company shall pay the September 2020 Share Payment (less an amount equal to all applicable PAYE and employee national insurance contributions) to John Fraser on Completion; and

7.4.2

the Purchaser and the Management Sellers shall procure that the Company shall account to HMRC for all amounts of PAYE and employee national insurance contributions (together with all relevant amounts of employer’s national insurance contributions and apprenticeship levy) in respect of the September 2020 Share Payment as soon as reasonably practicable following Completion, and the Sellers agree that, for the purposes of article 2.2 of the Articles, John Fraser shall be deemed to have received the full amount of the September 2020 Share Payment.

7.5

Without prejudice to any other remedies or accrued rights which the Non-Defaulting Party may have against the Defaulting Parties (or any of them) but subject to clause 7.6, if the Purchaser or any of the Sellers (the relevant party or parties being the “Defaulting Party” or “Defaulting Parties”, as applicable) shall not have complied with all their obligations under clause 7.3 (a “Completion Default”) the Purchaser (in the case of the Sellers (or any of them) being Defaulting Parties) or the Institutional Seller (in the case of the Purchaser being the Defaulting Party) (the “Non-Defaulting Party”) shall be entitled, at its/their discretion:

7.5.1

to defer Completion to any subsequent Business Day falling not more than 10 Business Days after the existing Completion Date or any later date set for Completion in accordance with this clause (the period between the existing Completion Date and the deferred Completion Date being referred to in this Agreement as the “Completion Deferral Period”). In such event, clauses 7.1, 7.3 and 7.4 shall apply to Completion so deferred and, if the Non-Defaulting Party so elects, the Long Stop Date shall be extended by such number of days, not exceeding the number of days equal to the Completion Deferral Period, as the Non-Defaulting Party may determine;

7.5.2	to waive the requirement to fulfil those obligations in whole or in part and following such waiver proceed to Completion;

7.5.3	so far as practicable, to complete the sale and purchase of the Shares in accordance with Schedule 4; or

7.5.4

following Completion first having been deferred in accordance with clause 7.5.1, to terminate this Agreement by notice in writing to the other parties, whereupon the provisions of this Agreement (save for this clause 7.5 and the Surviving Provisions) shall cease to have effect. Such termination shall be without prejudice to each party’s accrued rights under this Agreement.

7.6

Notwithstanding any other provision of this Agreement, if, on or before five Business Days prior to the Completion Date, the Institutional Seller provides a notice in writing to the Purchaser informing the Purchaser that the obligations under paragraph 1.1(f) of Schedule 4 will not be satisfied at Completion, then:

7.6.1

the Purchaser may within two Business Days of receiving such notice provide a notice in writing to the parties terminating this Agreement (whereupon the provisions of this Agreement (save for the Surviving Provisions) shall cease to have effect, and such termination shall be without prejudice to each party’s accrued rights under this Agreement other than in respect of paragraph 1.1(f) of Schedule 4);

7.6.2

where no notice is provided by the Purchaser in accordance with clause 7.6.1, the Purchaser will be deemed to have irrevocably waived the Management Sellers’ obligations under paragraph 1.1(f) of Schedule 4 (and, for the avoidance of doubt, a failure to comply with paragraph 1.1(f) of Schedule 4 shall be deemed not to be a Completion Default); and

7.6.3

the sole remedy of the Purchaser in respect of a breach of paragraph 1.1(f) of Schedule 4 shall be to terminate this Agreement in accordance with 7.6.1 to the exclusion of all other rights and remedies, and no Seller shall have any liability to the Purchaser or any other party for a breach of paragraph 1.1(f) of Schedule 4.

7.7	In the case of a Completion Default by a Seller, the Purchaser shall have no right of action against any other Seller in respect of the relevant Completion Default.

8.	PURCHASER WARRANTIES AND UNDERTAKINGS

8.1	The Purchaser warrants to each Seller as at the date of this Agreement and immediately prior to Completion that:

8.1.1

it is duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation and/or organization, and it has the legal right, full power and authority and all necessary consents and authorisations to (i) own or hold its properties and to conduct the businesses in which it is engaged, and (ii) enter into and to perform its obligations under this Agreement and each other Acquisition Document to which it is or will be party;

8.1.2

this Agreement and each other Acquisition Document to which it is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on the Purchaser in accordance with their respective terms;

8.1.3

there are no agreements (including its articles of association, by laws or other constitutional documents), arrangements, Judgments or any other restrictions of any kind that prohibit or restrict the ability of the Purchaser to enter into and to perform its obligations under this Agreement and each other Acquisition Document to which it is or will be party; and

8.1.4

it is not insolvent nor unable to pay its debts as they fall due, and no petition, filing or declaration of bankruptcy (faillissement) or the grant of moratorium of payments (surseance van betaling), a registration of EU insolvency procedures or emergency measures in the interest of creditors or any similar or equivalent concepts under the laws of other jurisdictions, has been made in relation to the Purchaser.

8.2	The Purchaser warrants to each Seller as at the date of this Agreement and immediately prior to Completion that:

8.2.1

the Completion Subscription Shares issued in accordance with the terms of this Agreement and the Share Issue Deed will be duly authorised, validly issued, fully paid and nonassessable and not subject to any pre-emptive rights, free and clear of any liens, charges or Encumbrances (other than restrictions under applicable securities laws) and will not have been issued in violation of or subject to any pre-emptive or similar rights created under the Purchaser’s organisational documents or under the laws of The Netherlands or otherwise;

8.2.2

since 1 January 2022, the Purchaser has timely filed or received the appropriate extension of time within which to file all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Purchaser (the “Filed SEC Documents”). As of their respective dates of filing or, in the case of a registration statement under the Securities Act, as of the date such registration statement is declared effective by the SEC, or, if amended (or deemed amended), as of the date of the last amendment or deemed amendment prior to the date hereof, the Filed SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder applicable thereto. None of the Filed SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, to the knowledge of the Purchaser, none of the Filed SEC Documents is the subject of any ongoing review by the SEC;

8.2.3

the financial statements of the Purchaser and its Subsidiaries included (or incorporated by reference) in the Filed SEC Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Purchaser and its Subsidiaries, as applicable, (ii) fairly present, in all material respects, the consolidated financial position of the Purchaser and its Subsidiaries, as of the date thereof, and the consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows of the Purchaser and its Subsidiaries, for the periods set forth therein, in accordance with U.S. generally accepted accounting principles (consistently applied through the period involved), as in effect on the date thereof, except as otherwise noted therein;

8.2.4

(i) the Purchaser has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), as required by Rule 13a-15 under the Exchange Act, and (ii) such disclosure controls and procedures are designed to ensure that material information related to the Purchaser, including its Subsidiaries, required to be disclosed by the Purchaser in the reports that it files or submits under the Exchange Act is accumulated and communicated to the principal executive officer and principal financial officer of the Purchaser to allow timely decisions regarding required disclosure, and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Purchaser in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms;

8.2.5

the Purchaser maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act), and such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles;

8.2.6

(i) the Purchaser has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to the Purchaser’s auditors and the audit committee of the board of directors of the Purchaser (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Purchaser’s ability to record, process, summarize and report financial information and (y) any fraud or fraudulent misrepresentation, whether or not material, that involves management or other employees who have a significant role in the Purchaser’s internal control over financial reporting, and (ii) prior to the date of this Agreement, the Purchaser has made available to the Sellers either materials relating to, or a summary of, any disclosure of matters described in the immediately preceding clauses (x) or (y) made by management of the Purchaser to its auditors and audit committee on or after December 31, 2023, and prior to the date of this Agreement;

8.2.7

subject to the warranties given by the Sellers under clause 10.3.1 being true and accurate, the offer and sale of the Completion Subscription Shares is being made in accordance with Rule 903 of Regulation S promulgated under the Securities Act (“Regulation S”) or otherwise in transactions not involving any “public offering” within the meaning of Section 4(a)(2) of the Securities Act and which are exempt from the registration requirements of the Securities Act;

8.2.8

neither it, nor any person acting on its behalf has, directly or indirectly, engaged in any directed selling efforts (as defined in Rule 902(c) of Regulation S), general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D under the Securities Act) in connection with the issuance of the Completion Subscription Shares;

8.2.9

there is no Action pending or, to the Purchaser’s knowledge, threatened in writing against it by the NYSE or the SEC with respect to any intention by such entity to deregister the Consideration Shares or terminate its listing on the NYSE; and

8.2.10	none of it or any of its affiliates has taken any action in an attempt to terminate the registration of the Consideration Shares under the Exchange Act.

8.3

The parties agree that the Group shall, prior to Completion, incept a D&O run-off insurance policy in respect of the directors of any Group Company in the six years preceding Completion (the “Run-off Policy”), and from Completion the Purchaser shall maintain the Run-off Policy for a period of six years, the Run-off Policy incepted by the Group prior to Completion or alternative D&O run-off insurance cover in respect of the directors of any Group Company in the six years preceding Completion on terms which are no less favourable (as to scope of coverage or otherwise) to the Run-off Policy incepted by the Group prior to Completion. Notwithstanding the foregoing, the Purchaser undertakes that it shall not take or omit to take (and shall procure that each member of the Purchaser Group shall not take or omit to take) any action which has the effect of invalidating the Run-off Policy.

9.	RELEASE AND WAIVER

9.1

The Purchaser hereby unconditionally and irrevocably agrees to (and shall procure that each Group Company shall) waive, with effect from Completion, only to the maximum extent permitted by law and except to the extent resulting from fraud or wilful misconduct), any claim or right of action whether or not known as at the date of this Agreement or on Completion, against:

9.1.1

any Retiring Director in connection with their appointment, employment or engagement with any Group Company (collectively a “Retiring Director Claim”) and the Purchaser shall from Completion procure that no Group Company shall bring a Retiring Director Claim against the Retiring Directors (or any of them); and

9.1.2	any Related Person of a Retiring Director in connection with the transactions contemplated by the Acquisition Documents, in each case save as a result of fraud or fraudulent misrepresentation.

9.2

With effect from Completion, each Seller (on behalf of itself and each of its Related Persons) hereby irrevocably and unconditionally: (i) releases and discharges each Group Company from their respective obligations and/or liabilities to such Seller (and their respective Related Person) which is outstanding at Completion; and (ii) waives all claims by that Seller (and each Related Person of such Seller) at Completion against each Group Company, other than in respect of (A) fraud or wilful misconduct by a Group Company; or (B) any obligations and/or liabilities arising out of his employment or engagement by any Group Company (other than provided for in a Settlement Agreement).

9.3

With effect from Completion, the Purchaser hereby (and shall procure that the Company and each member of the Group shall) irrevocably and unconditionally: (i) releases and discharge each Seller (and each Related Person of each Seller) from their respective obligations and/or liabilities owed to a Group Company which is outstanding at Completion; and (ii) waives all claims against each Seller (and each Related Person of each Seller), other than in respect of (A) fraud or wilful misconduct by such Seller (or such Seller’s Related Person); or (B) obligations or liabilities of the relevant Seller arising under the Acquisition Documents.

9.4

From Completion, the Purchaser shall cause each Group Company to indemnify, defend and hold harmless each present and former director, officer, employee, agent, adviser, or fiduciary of each Group Company (each an “Indemnified Person” and collectively, the “Indemnified Persons”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable legal expenses) with respect to any matter based in whole or in part on, the fact that they are or were a director, officer, employee, agent, adviser or fiduciary of any other Group Company, arising before Completion, in each case to the extent such Indemnified Person would have been entitled to be indemnified by the Company in relation thereto pursuant to the Articles as at the date hereof, or any similar provision in the articles of association of any other Group Company of which an Indemnified Person is or was a director, officer, employee or fiduciary.

10.	SELLER WARRANTIES AND UNDERTAKINGS

10.1

Each Seller severally warrants to the Purchaser, in respect of such Seller only, as at the date of this Agreement and immediately prior to Completion that the following statements are true and accurate:

10.1.1

such Seller has the legal right and title and full power and authority and all necessary consents and authorisations to enter into and to perform its obligations under this Agreement and each other Acquisition Document to which it is or will be party;

10.1.2

this Agreement and each other Acquisition Document to which such Seller is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on such Seller in accordance with their respective terms;

10.1.3	such Seller is the legal and beneficial owner of the Shares set against such Seller’s name in Schedule 1;

10.1.4

save for any Encumbrance which is to be discharged on Completion, there is no Encumbrance affecting any of the Shares set opposite such Seller’s name in Schedule 1, nor any agreement to create any such Encumbrance;

10.1.5

subject to satisfaction of the Regulatory Condition, there are no agreements (including, in the case of the Institutional Seller, its articles of association or other constitutional documents), arrangements, Judgments or any other restrictions of any kind that prohibit or restrict such Seller’s ability to enter into and to perform its obligations under this Agreement and each other Acquisition Document to which it is or will be party; and

10.1.6	such Seller is not (in the case of a company) insolvent nor unable to pay its debts as they fall due or (in the case of an individual) bankrupt.

10.2	The Institutional Seller further warrants that:

10.2.1	it is validly incorporated, existing and duly registered under the laws of its jurisdiction of incorporation; and

10.2.2

no resolution has been passed, no step has been taken and no legal proceedings have been started or threatened in relation to the Institutional Seller for its winding up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receive or similar officer over any or all of its assets.

10.3	Each Seller severally warrants to the Purchaser as at the date of this Agreement and immediately prior to Completion that:

10.3.1

it (A) is either: (i) not a “U.S. person” (as defined in Regulation S) and is acquiring the Completion Subscription Shares in an “offshore transaction” (as defined in Regulation S); or (ii) an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) and (B) acknowledges that it is acquiring the Completion Subscription Shares in a transaction not involving any “public offering” within the meaning of Section 4(a)(2) of the Securities Act;

10.3.2	it has not been formed for the specific purpose of acquiring the Completion Subscription Shares;

10.3.3

it is receiving the Completion Subscription Shares for its own account for investment and not for the benefit of any other person or with a view to any resale, distribution or other disposition thereof;

10.3.4

it understands that the Completion Subscription Shares, and the offering and issuance thereof pursuant to this Agreement, have not been, and will not be, registered under the Securities Act, and understands that the Completion Subscription Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered with the SEC and qualified by U.S. state authorities, or an exemption from such registration and qualification requirements is available; and

10.3.5

it understands that the Completion Subscription Shares may be notated with one or all of the following legends:

“THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER ANY OTHER SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE SOLD, TRANSFERRED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION OF THE SHARES UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS OR (II) AN OPINION OF COUNSEL, IN SUCH FORM AND BY SUCH COUNSEL REASONABLY SATISFACTORY TO EXPRO GROUP HOLDINGS N.V. (THE “COMPANY”) AND ITS COUNSEL, THAT SUCH SALE, TRANSFER, OFFER, HYPOTHECATION, ASSIGNMENT OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS.

THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PURSUANT TO A [REGISTRATION RIGHTS AGREEMENT], DATED AS OF [●] (THE “REGISTRATION RIGHTS AGREEMENT”), BY AND AMONG THE COMPANY AND [●], THAT RESTRICTS ANY SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION OF THESE SECURITIES OR ANY INTEREST THEREIN, OTHER THAN WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY OR OTHERWISE IN ACCORDANCE WITH THE TERMS OF THE REGISTRATION RIGHTS AGREEMENT. A COPY OF THE REGISTRATION RIGHTS AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE SECRETARY OF THE COMPANY.”

10.4

The Warranties shall continue in full force and effect notwithstanding Completion. Each Warranty shall be separate and independent and shall not be limited by reference to any other Warranty or any other provision in this Agreement. The Sellers acknowledge that the Purchaser has relied on the Warranties given by that Seller in entering into this Agreement.

10.5	Save in the case of fraud or fraudulent misrepresentation, each Seller undertakes to the Purchaser that it:

10.5.1	has no rights against (and waives any rights it may have against); and

10.5.2	shall not make any claim against (and waives any claim it may have against),

any Group Company or any of their directors, officers, employees, consultants or agents in respect of any misrepresentation, inaccuracy or omission in or from any information or advice provided by any such person for the purpose of assisting any Seller to give any Warranty.

11.	PROTECTION OF GOODWILL

11.1

The Institutional Seller undertakes to the Purchaser that it shall not (and shall direct that none of its Related Persons or Portfolio Companies shall) for a period of 2 years from the Completion Date:

11.1.1

make any equity investment within the United Kingdom, the United States, Dubai, the United Arab Emirates, Saudi Arabia, Singapore and Malaysia in any entity which carries on business that directly competes with the Group’s business as at the date of Completion in its expandables, wellbore clean-up or drilling tools product lines (each a “Restricted Business”), provided that:

11.1.1.1

the foregoing shall not prohibit holding shares or other interests in an entity where the Institutional Seller and/or its Related Persons and/or its Portfolio Companies do not exercise, directly or indirectly, any management function in the relevant entity or any material influence in that entity and/or where such shares or other interests held in that entity do not confer more than 25 per cent. of the votes which would normally be cast at a general meeting of the relevant entity;

11.1.1.2

nothing contained in this Agreement shall prevent or restrict the Institutional Seller or any of its Related Persons or any of the Portfolio Companies from carrying on anywhere in the world any business carried on by it at the Completion Date (including for the avoidance of doubt Project Santis Bidco Ltd (and/or any successor holding company of the Acteon group) and TWMA Group Ltd (including their respective associates)), or any development thereof which does not involve Restricted Business; and

11.1.1.3

there shall not be a breach of the above provisions if the Institutional Seller or any of its Associates hold any interest in any entities within a group of companies which carries on a Restricted Business if such business comprises less than 15 per cent. of the aggregate annual turnover of such group of companies;

11.1.2

employ or engage the services of John Fraser, Michael De Rhune or Scott Benzie, provided that the foregoing shall not prohibit the employment or engagement of any such person following the termination of such person’s employment or engagement by any of the Group, the Purchaser and/or the Purchaser Group.

11.2	No Seller shall at any time after the Completion Date:

11.2.1

use or otherwise (to the extent within its power) permit or encourage to be so used (other than by a Group Company) the names: “Coretrax”, “Mohawk” or “Churchill” or any other trade name, business name, mark, sign or logo used by any Group Company (or any confusingly similar name, mark, sign or logo); or

11.2.2	present himself or permit himself to be presented as in any way connected with any Group Company or interested in any of the Shares,

other than (i) in relation to references to being a former shareholder of the Company (including where the Company and/or the Group is referred to marketing literature issued or circulated by or on behalf of the Institutional Seller or its Associates); (ii) in connection with any continuing engagement or employment of that Seller by any Group Company or by any member of the Purchaser’s Group; and/or (iii) where such Seller holds an interest in any entity which holds an interest in the Group (directly or indirectly).

11.3

Each of the Sellers acknowledges the importance to the Purchaser of the goodwill of the Group Companies and that each such Seller has confidential information relating to the Group Companies and a detailed awareness of the Group Companies’ customer and supplier connections. Each of the Sellers therefore agrees that their relevant obligations under this clause 11 are reasonable as to subject matter, area and duration and are necessary to protect the Purchaser’s legitimate interest in protecting and maximising that goodwill. Each of the Sellers further acknowledges that the purchase price payable for the Shares and the terms on which it is payable, have been agreed taking into account the importance to the Purchaser of protecting and maximising the goodwill of the Group Companies and on the basis that each of the Sellers would assume the obligations of that Seller set out in this clause 11.

11.4

Without prejudice to any other remedy which may be available to the Purchaser, the parties agree that the Purchaser shall be entitled to seek injunctive or other equitable relief in relation to any breach of clauses 11.1 and 11.2, it being acknowledged that an award of damages might not be an adequate remedy if there is such a breach.

12.	LIMITATIONS

12.1	Subject to clause 12.2, the liability of each Seller shall be limited by the provisions set out in Schedule 3.

12.2

Nothing in Schedule 3 shall operate to exclude or limit any liability of a Seller or any remedy available to the Purchaser in relation to any Seller Claim that arises as a result of the fraud or fraudulent misrepresentation on the part of that Seller.

12.3

No party shall be liable to any other party for breach of or under this Agreement and/or any other Acquisition Document in respect of any indirect, punitive, special or consequential losses provided that this shall not, subject to any and all other limitations set out in this Agreement, preclude the Purchaser from recovering direct losses in respect of a Claim on the basis of diminution in the value of the Shares.

13.	GUARANTEE OF PURCHASER’S OBLIGATIONS

13.1

If the Purchaser assigns or novates any rights or obligations to Holdings 3 prior to the Completion Date, the Purchaser unconditionally and irrevocably guarantees to the Sellers the due and punctual performance and observance by Holdings 3 of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement and the Acquisition Documents (the “Purchaser’s Guaranteed Obligations”) and agrees that, if any Purchaser’s Guaranteed Obligation is or becomes unenforceable, invalid or illegal, it shall, as an independent and primary obligation, pay to the Sellers immediately on demand an amount equal to the amount of any loss, liability, cost and/or expense which the Seller suffers through or arising from any act or omission that would be a breach by Holdings 3 of the Purchaser’s Guaranteed Obligations if the relevant Purchaser’s Guaranteed Obligation were not unenforceable, invalid or illegal, to the extent of any limit on the liability of Holdings 3 in this Agreement or any Acquisition Document.

13.2

If and whenever Holdings 3 defaults for any reason whatsoever in the performance of any of the Purchaser’s Guaranteed Obligations, the Purchaser shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchaser’s Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement or any Acquisition Document and so that the same benefits shall be conferred on the Sellers as it would have received if the Purchaser’s Guaranteed Obligations had been duly performed and satisfied by Holdings 3.

13.3

Up to Completion, the liability of the Purchaser under this clause 13 shall not exceed the amount of the Initial Consideration and after Completion the liability of the Purchaser under this clause 13 shall not exceed $135,000,000.

13.4

The Purchaser’s liability under this clause 13 shall expire on the later of the date upon which any (i) True Up Payment Amount (if any); or (ii) Balancing Amount (if any) is required to be settled by the Purchaser, it being agreed that any such expiry shall occur only after such True Up Payment Amount or Balancing Amount (as the case may be) has been settled in accordance with the terms of this Agreement.

13.5

This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Sellers may now or hereafter have or hold for the performance and observance of the Purchaser’s Guaranteed Obligations.

13.6

As a separate and independent stipulation the Purchaser agrees that any of the Purchaser’s Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from Holdings 3 by reason of any legal limitation, disability or incapacity on or of Holdings 3 or the dissolution, amalgamation or reconstruction of Holdings 3 or any other fact or circumstances (other than any limitation imposed by this Agreement or any Acquisition Document) shall nevertheless be enforceable against and recoverable from the Purchaser as though the same had been incurred by the Purchaser and the Purchaser were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser on demand.

13.7	The liability of the Purchaser under this clause 13 shall not be affected, impaired, reduced or released by:

13.7.1	any variation of the Purchaser’s Guaranteed Obligations;

13.7.2	any forbearance, neglect or delay in seeking performance of the Purchaser’s Guaranteed Obligations or any granting of time for such performance;

13.7.3	the illegality, invalidity, unenforceability or, or any defect in, any provision of this Agreement, any Acquisition Document or the Purchaser’s obligations under any of them;

13.7.4	any insolvency or similar proceeding; or

13.7.5	any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

14.	CONFIDENTIALITY AND ANNOUNCEMENTS

14.1	Definitions

In this clause 14:

14.1.1	“Announcement” means the announcement in the Agreed Form to be issued following signing of this Agreement at such time as agreed between the Purchaser and the Institutional Seller;

14.1.2	“discloser” means the person making the announcement or disclosing or using the information; and

14.1.3	“Relevant Party” means (a) when the discloser is a member of the Purchaser Group, Institutional Seller; or (b) when the discloser is a Seller, the Purchaser.

14.2

Announcements

Subject to clauses 14.5 and 14.7, other than the Announcement, no party shall, and the Purchaser shall procure that the Purchaser Group shall not and each Seller shall procure that its Related Persons shall not, at any time issue, or procure the issue of, any press release, circular or other publicity relating to the existence or provisions of this Agreement or any other Acquisition Document or the sale of the Shares.

14.3

Group Companies’ confidential information

Subject to clauses 14.5, 14.6 and 14.7, from Completion for a period of one year thereafter, each Seller agrees with the Purchaser that it shall not, and it shall procure that none of their Related Persons shall, at any time from Completion, disclose to any other person or use any information which is Confidential Business Information relating to any business or activity of any Group Company for so long as that information remains Confidential Business Information.

14.4	Transaction and parties’ confidential information Subject to clauses 14.5, 14.6 and 14.7, each party shall, and shall procure that its Related Persons shall, at all times keep confidential:

14.4.1	the provisions and subject matter of, and the negotiations relating to, this Agreement and any other Acquisition Document; and

14.4.2	all confidential information of the other party received by it as a result of negotiating, entering into or performing this Agreement,

and shall use the information only for the purposes contemplated by this Agreement or any other Acquisition Document.

14.5	Permitted announcements and disclosures

Clauses 14.2, 14.3 and 14.4 shall not restrict the making of any announcement or the disclosure or use of information:

14.5.1	with the prior written consent of the Relevant Party;

14.5.2

to the extent (a) required by any law or Judgment; or (b) requested or required by any Authority (including any Tax authority) or securities exchange to which the discloser is subject or submits (and, where practicable and legally permissible, with the discloser having consulted with the Relevant Party and having taken account of reasonable comments) or (c) consistent with any announcement, disclosure or use previously approved by the Relevant Party;

14.5.3	to the extent reasonably required in the orderly management of a Seller’s tax affairs; and

14.5.4	that is consistent in all material respects with the Announcement, or any other announcement issued in accordance with this clause 14.5.

14.6	Other permitted disclosures

Clause 14.4 shall not restrict the disclosure or use of information if and to the extent:

14.6.1

the information is or becomes publicly available (other than as a result of a breach by the discloser (or any Associate of the discloser) of any provision of (a) this Agreement or (b) any confidentiality agreement between the Company and the Purchaser or a member of the Purchaser Group);

14.6.2	when the discloser is a Seller:

14.6.2.1

disclosure is made on a confidential basis by the discloser to (a) its Related Persons; or (b) any of its or their Representatives, insurers, pension trustees, auditors or current or prospective funders or investors; or

14.6.2.2

disclosure is made to any Associates of the Institutional Seller, its or its Associates’ investors or potential investors and its, or its Associates’ respective Representatives or Related Persons or in any marketing literature issued or circulated by or on behalf of the Institutional Seller or its Associates or in any notifications required under the Alternative Investment Funds Marketing Directive;

14.6.3	when the discloser is a member of the Purchaser Group:

14.6.3.1

disclosure is made on a confidential and need to know basis to any member of the Purchaser Group or the Institutional Seller, or any of their respective Representatives, insurers, pension trustees, auditors or current or prospective funders;

14.6.3.2

disclosure is made to a proposed purchaser of, or investor in, the Purchaser’s Group or any part of it (or their advisers, agents and representatives) on the basis that the recipient keeps the information confidential;

14.6.3.3

disclosure is made to any provider or arranger of finance to and/or equity provider of or potential provider of or arranger of finance to the Purchaser or any member of the Purchaser’s Group (or to their Representatives) or to a security trustee, trustee or agent acting on behalf of one or several banks or other financial institutions which have entered into, or may enter into, any financing, hedging or loan agreements with any members of the Purchaser’s Group, on the basis that the recipient keeps the information confidential; or

14.6.3.4

disclosure is reasonably required by any provider of Warranty and Indemnity Insurance, Warranty and Indemnity Insurance Broker, or any of their advisers for the purpose of putting Warranty and Indemnity Insurance in place, and is disclosed on the basis that the recipient keeps the information confidential; or

14.6.3.5	disclosure is reasonably required for the purposes of any Acquisition Dispute.

14.7

Nothing in this clause 14 or in any other Acquisition Document shall restrict the Company or any member of the Group from informing customers, contractors or suppliers of the Group of the fact of (but not any term of) the acquisition of the Group Companies by the Purchaser.

15.	ASSIGNMENT AND SUCCESSORS

15.1

In this clause 15, any reference to the Purchaser’s “rights under this Agreement” includes all or any benefits or rights or claims or causes of action of the Purchaser arising out of or in connection with this Agreement, including the Warranties (together with any cause of action arising out of or in connection with any Warranty and/or its breach).

15.2

Except as provided in clauses 15.3 to 15.5, the Purchaser may not assign, transfer, grant any Encumbrance over, declare any trust over or deal in any other way with its rights under this Agreement without the prior written consent of the Institutional Seller.

15.3

The Purchaser may assign its rights under this Agreement to any member of the Purchaser Group. Such assignee shall not be entitled to enforce any right assigned to it if it ceases to be a member of the Purchaser Group. The Purchaser shall procure that such assignee reassigns such rights under this Agreement to a member of the Purchaser Group (which will remain a member of the Purchaser Group) before such assignee ceases to be a member of the Purchaser Group.

15.4

The Purchaser may assign or grant any Encumbrance over its rights under this Agreement by way of security in favour of any financial lender, bank, creditor or other person who has agreed at any time to provide finance to, or to refinance, the Purchaser Group (or any member of their respective groups (including funds)) and/or to any agent or trustee or security agent (or equivalent) acting on behalf of such person (and including the providers of any additional facilities and/or hedging made available in connection with such financing or refinancing), and such benefit may be further assigned to any other financial lender, financial institution or other creditors by way of security for the borrowings of the Purchaser Group resulting from any refinancing of the borrowings made under such financing or refinancing or to any person entitled to enforce such security or to any transferee under a valid enforcement of such security.

15.5	Following:

15.5.1

notification by the Purchaser of the Completion Payment Amount to the Sellers, and at least five Business Days prior to Completion, the Purchaser may novate or transfer its obligations under clause 3.5.1 to Holdings 3 without obtaining the consent of the Sellers and this clause 15.5 shall constitute the agreement by the Sellers to novate those rights; and

15.5.2

Completion, the Purchaser may novate or transfer its obligations under paragraph 2.1 of Schedule 6 to Holdings 3 without any consent of the Sellers and this clause 15.5 shall constitute the agreement by the Sellers to novate those rights, provided always that Holdings 3 is a wholly-owned subsidiary of the Purchaser at the time of such novation and/or transfer and remains a wholly-owned subsidiary at Completion (and where this is not the case Holdings 3 and the Purchaser agree that any obligations transferred and/or novated to Holdings 3 shall be promptly transferred and/or novated back to the Purchaser).

15.6	If the Purchaser assigns or grants an Encumbrance over its rights under this Agreement as permitted by this clause 15 (or novates or transfers its obligations as permitted by clause 15.5), then:

15.6.1

the Purchaser shall, as soon as reasonably practicable, give notice of such assignment, grant, novation and/or transfer to the Sellers (provided that failure to give notice shall not affect the validation of the assignment, grant, novation or transfer) but shall not require any Seller to give any acknowledgement in respect of such assignment, novation, transfer, charging and/or grant of security; and

15.6.2

the liability of each Seller to the person(s) who receive any assignment, grant, novation and/or transfer shall not be greater than it would have been had such assignment, grant, novation and/or transfer not taken place, and all the rights, benefits and protections afforded to the Sellers shall continue to apply for the benefit of the Sellers as against the person(s) who receive any assignment, grant, novation and/or transfer as they would have applied as against the Purchaser.

15.7

The Purchaser may disclose information that it is otherwise required to keep confidential to a proposed assignee or grantee as permitted by this clause 15 subject to the recipient being bound by obligations of confidentiality substantially similar to the relevant provisions of this clause 15.

15.8	This Agreement shall be binding on and continue for the benefit of the successors, estate and personal representatives and assignees (as the case may be) of each party.

16.	THIRD PARTY RIGHTS

Any person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

17.	COSTS AND EXPENSES

17.1

Save as otherwise provided in this Agreement or as agreed in writing between the Purchaser and the Institutional Seller, each party shall bear its own costs and expenses incurred in relation to the negotiation, preparation, execution and implementation of this Agreement.

17.2

The Purchaser shall bear all stamp duty, stamp duty land tax or other similar transfer Tax payable in connection with this Agreement or its execution or on or in respect of the transfer of the Shares to it under this Agreement and the Purchaser shall be solely responsible for the payment of such transfer Taxes and making any related submissions or filings.

18.	PAYMENTS, ETC

18.1

Each Seller severally and irrevocably agrees that the Institutional Seller is irrevocably authorised and instructed by each Seller to give instructions to the Company and/or any other person(s) in respect of any amounts to be paid on or following Completion which are received (at whatever time) into the Sellers’ Nominated Account and thereafter the Institutional Seller is authorised and instructed to give the Company and/or any other person(s) such instructions in respect of any interest accrued on sums received and/or any further sums received into the Sellers’ Nominated Account on behalf of the Sellers pursuant to and in accordance with the terms of this Agreement.

18.2

Each Seller undertakes to the Institutional Seller to provide such reasonable assistance on a timely basis (and to use their reasonable endeavours to procure any necessary third party will provide such assistance) as the Institutional Seller may reasonably require for the purposes of enabling the Company and/or any other person(s) to process any payments to be made in accordance with this Agreement (including, without limitation: (a) providing such information as the Company and/or any other person(s) as may reasonably be required to enable the Company and/or any other person(s) to process any payments to them and undertaking such steps as the Company and/or any other person(s) may reasonably require in order to verify such information (including in respect of know-your-customer checks or other regulatory requirements); and (b) doing, executing, permitting and delivering to the Institutional Seller all such further deeds, documents, assurances, acts and things as the Institutional Seller may reasonably require by notice in writing from time to time for such purpose).

18.3

Payment by the Purchaser of any sum under this Agreement in accordance with clause 18.1 will discharge the obligations of the Purchaser to pay the sum in question and it will not be concerned to see the application of monies so paid including, but not limited to, in respect of the onwards distribution of the sums in questions to the Management Sellers or the Individual Sellers. The Management Sellers and the Individual Sellers shall have no claims against the Purchaser if any payments made under clause 18.1 are misappropriated or erroneously distributed by the Institutional Seller under the Articles or otherwise.

18.4	All sums payable pursuant to this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as required by applicable law.

19.	REPRESENTATIVES

19.1

Where under the terms of this Agreement, the Sellers are entitled or obliged to exercise or enforce any right or discretion, take any action (including incurring any cost or approving, signing or executing and/or delivering any deed, agreement or other document), give any direction, consent or notice and/or agree any matter (unless otherwise expressly provided herein) such right or discretion may be validly exercised or enforced (except where specifically provided otherwise herein), such action may be validly taken, such direction, consent or notice may be validly given, and/or such matter may be validly agreed:

19.1.1	if it is a right or discretion which may be exercised, or a direction, consent or notice which may be given, only by one or more First Management Sellers, by the First Management Representative;

19.1.2	if it is a right or discretion which may be exercised, or a direction, consent or notice which may be given, only by one or more Second Management Sellers, by the Second Management Representative;

19.1.3	if it is a right or discretion which may be exercised, or a direction, consent or notice which may be given, only by the Institutional Seller, by the Institutional Seller;

19.1.4

if it is a right or discretion which may be exercised, or a direction, consent or notice which may be given, only by a Seller other than the First Management Sellers, the Second Management Sellers and the Institutional Sellers, by that Seller; and

19.1.5	in relation to any other matter under this Agreement, by the Institutional Seller.

19.2

Service of any notice or other communication on the First Management Representative shall be deemed to constitute valid service thereof on each of John Fraser, Lyndsay Harley and Jeff Nicol (together the “First Management Sellers”). The First Management Representative shall pass (and for the purposes of this Agreement shall be deemed to have passed) any notices received pursuant to this Agreement on behalf of a First Management Seller to such First Management Seller without undue delay.

19.3

Service of any notice or other communication on the Second Management Representative shall be deemed to constitute valid service thereof on each of Scott Benzie, Andrei Filippov, the Gregory Filippov 2003 Gift Trust and the Natalia Filippov 2003 Gift Trust (together the “Second Management Sellers”). The Second Management Representative shall pass (and for the purposes of this Agreement shall be deemed to have passed) any notices received pursuant to this Agreement on behalf of a Second Management Seller to such Second Management Seller without undue delay.

19.4

Each Seller irrevocably acknowledges and confirms to the Seller Representatives that the Seller Representatives owe no responsibility, duty of care or liability whatsoever in connection with their appointment as Seller Representatives and if any loss, damage or other liability of any Seller is incurred or increased as a result of any act, omission, agreement, approval, consent or decision of the Seller Representatives or by any deed, agreement, instrument, consent or other document agreed, approved, signed, executed and/or delivered by the Seller Representative, in each case acting in good faith in the proper execution and discharge of its appointment under this clause 19, the Seller Representatives shall not be responsible for, or have any liability to any Seller in relation to, any such loss, damage or other liability or such increased loss, damage or other liability.

19.5

If a First Management Representative or a Second Management Representative (as the case may be) dies or becomes mentally or physically incapacitated or is otherwise unable or unwilling to act as the First Management Representative or the Second Management Representative (as the case may be), the Majority of the First Management Sellers shall appoint a replacement First Management Representative or the Majority of the Second Management Sellers shall appoint a replacement Second Management Representative (as the case may be) (and in either case shall notify the other parties in writing of such replacement) or, if the First Management Sellers or Second Management Sellers (as the case may be) fail to so appoint a replacement First Management Representative or Second Management Representative (as the case may be), the Institutional Seller, at the request of the Purchaser, shall appoint a replacement First Management Representative or Second Management Representative (as the case may be) and shall notify the Purchaser in writing of such replacement. Any person appointed as a First Management Representative or Second Management Representative pursuant to this clause 19.5 must be a First Management Seller (in respect of a First Management Representative) or a Second Management Seller (in respect of a Second Management Representative) and, for the purposes of this clause, “Majority” means a majority in number of the First Management Sellers or the Second Management Sellers (as the case may be) who are still alive and mentally capable at the time of such appointment who held not less than 51% of the Shares which were held by such First Management Sellers or Second Management Sellers (as the case may be) immediately prior to Completion.

19.6

Each Seller hereby waives, releases and discharges the Seller Representatives (and any future Seller Representative(s)) from any present or future claims that they may have against them pursuant to the provisions of this clause 19 (other than in respect of fraud or fraudulent misrepresentation).

20.	FURTHER ASSURANCE

Each Seller shall, from time to time and at that Seller’s expense, do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documents as the Purchaser may reasonably request to effect the transfer of the Shares held by such Seller.

21.	REASONABLENESS

Each party confirms that it has received independent legal advice relating to all of the matters provided for in the Acquisition Documents, including the terms of clause 22 (Entire agreement), and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of each Acquisition Document are fair and reasonable.

22.	ENTIRE AGREEMENT

22.1	In this clause 22, “Representation” means representation, warranty, statement or assurance (whether contractual or otherwise).

22.2

The Acquisition Documents (as varied in accordance with their terms) constitute the entire agreement and understanding between the parties in connection with the transactions contemplated by the Acquisition Documents. Accordingly, they supersede and extinguish all previous agreements, arrangements and understandings between, and (except to the extent incorporated in the Acquisition Documents) all Representations given by, the parties in connection with such transactions.

22.3

Each party acknowledges that it has not relied on, or been induced to enter into any Acquisition Document by, any Representation given by any person (whether a party to this Agreement or not) that is not incorporated in any Acquisition Document.

22.4	No party shall be liable in equity, contract or tort, under the Misrepresentation Act 1967 or in any other way for any Representation that is not incorporated in any Acquisition Document.

22.5	No party shall be liable in tort or under the Misrepresentation Act 1967 for any Representation that is incorporated in any Acquisition Document.

22.6	This clause 22 shall not exclude or limit any liability or remedy arising as a result of any fraud or fraudulent misrepresentation.

23.	EFFECT OF COMPLETION

Each provision of this Agreement which is not fully performed at Completion (but which remains capable of performance) shall remain in full force and effect after Completion.

24.	SEVERANCE

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the legality, validity or enforceability of any other provision of this Agreement. If any illegal, invalid or unenforceable provision of this Agreement would be legal, valid or enforceable if some part or parts of it were deleted, such provision shall apply with the minimum deletion(s) necessary to make it legal, valid or enforceable and the parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

25.	VARIATION

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of the Seller Representatives, the Purchaser and Kenny Murray.

26.	WAIVER AND CUMULATIVE REMEDIES

26.1

Unless otherwise expressly provided in this Agreement, no right or remedy under or in respect of this Agreement shall be precluded, waived or impaired by any failure to exercise or delay in exercising it; any single or partial exercise of it; any earlier waiver of it, whether in whole or in part; or any failure to exercise, delay in exercising, single or partial exercise of or waiver of any other such right or remedy.

26.2

Unless otherwise expressly provided in this Agreement, the rights and remedies under this Agreement are in addition to, and do not exclude, any rights or remedies provided by law (including equitable remedies).

27.	COUNTERPARTS

27.1

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same agreement.

27.2

A manually executed paper counterpart (whether original or by electronic imaging means such as PDF) or an e-signature using any e-signature software platform for verification shall be valid, effective and binding on the parties. An e-signature by the parties will have the same force and effect as if such a party had signed this Agreement by hand.

28.	NOTICES

28.1

Any notice to be given under this Agreement (“Notice”) must be in English and in writing, and may be served by hand, by first class post or airmail (pre-paid and signed for in each case) or by email to the address or email address (as applicable) given either (i) immediately below this clause 28.1; or (ii) where not specified immediately below this this clause 28.1 then as set out in respect of such party in Schedule 1, or to such other address or email address as may have been notified by any party to the other parties for this purpose (which shall supersede the previous address or email address (as applicable) from the date on which Notice of the new address is deemed to be served under this clause 28).

Institutional Seller

For the attention of:	Mark Chaichian and Joe Connolly

Address:	Princes House, Jermyn Street, London, SW1Y 6DN, United Kingdom

Email address:	mchaichian@buckthornpartners.com and jconnolly@buckthornpartners.com and such Notice to the Institutional Seller shall be copied to the Sellers’ Solicitors (such copy not in itself constituting valid service of such Notice) as follows:

Copy to:	Sellers’ Solicitors, by email to Paul Dunbar and Josh Baxter at: pdunbar@sidley.com and josh.baxter@sidley.com

First Management Representative

For the attention of:	John Paul Fraser

Address:	3 Union Place, Montrose, DD10 8QB

Email address:	john.fraser@coretrax.com

Copy to:	Alastair Wyper at: alastair.wyper@blackwood-partners.com

Second Management Representative

For the attention of:	Scott Benzie

Address:	Princes House, Jermyn Street, London, England, SW1Y 6DN

Email address:	scott.benzie@coretrax.com

Copy to:	Alastair Wyper at: alastair.wyper@blackwood-partners.com

Brice Marc Bouffard

Address:	Johan van Oldenbarneveltlaan 74, 2582, NW Den Haag, The Netherlands

Email address:	brice.bouffard@concretesteelpartners.com

Kenny Murray

Address:	Sport City, Victory Heights, Novelia, Street 1, Villa 50, Dubai, United Arab Emirates

Email address:	Kenny@murray-fam.com

Michael Anthony De Rhune

Address:	4 Stevens Lane, Claygate, Esher, Surrey, United Kingdom, KT10 0TE

Email address:	michael.derhune@coretrax.com

Purchaser:

For the attention of:	John McAlister

Address:	Second Floor Davidson House, Forbury Square, Reading, Berkshire, United Kingdom, RG1 3EU

Email address:	John.McAlister@expro.com

Copy to:	Joerg.Gruber@expro.com

Holdings 3:

For the attention of:	John McAlister

Address:	Second Floor Davidson House, Forbury Square, Reading, Berkshire, United Kingdom, RG1 3EU

Email address:	John.McAlister@expro.com

Copy to:	Joerg.Gruber@expro.com

28.2	Any Notice served in accordance with clause 28.1 shall be deemed to have been received:

28.2.1	if delivered by hand, at the time of delivery;

28.2.2	if sent by first class post, at 9.30 am on the second day after (and excluding) the date of posting;

28.2.3	if sent by airmail, at 9.30 am on the fifth day after (and excluding) the date of posting; or

28.2.4	if sent by email, at the time of transmission by the sender,

provided that if (i) a Notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours, and (ii) if a Notice is sent other than by email such Notice shall also be sent by email.

28.3

For the purposes of clause 28.2, “Normal Business Hours” means 9.00 am to 5.30 pm local time in the place of receipt on any day which is not a Saturday, Sunday or public holiday in that location. In the case of service on any party by email, the place of receipt shall be deemed to be the address specified for service on that party by post.

28.4

In proving receipt of any Notice served in accordance with 28.1, it shall be sufficient to show that the envelope containing the Notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid, signed-for first class or airmail letter, or that the email was sent to the correct email address unless in the case of Notices sent by email the sender receives an automated response indicating that the email was not delivered.

28.5	Subject to clause 30.4, clause 28 shall apply to the service of process in any legal action or proceedings relating to any Acquisition Dispute.

29.	AGENT FOR SERVICE

29.1

The Purchaser irrevocably authorises and appoints Holdings 3 (or any replacement agent appointed by the Purchaser in accordance with clause 29.2) as its agent for service of Notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this clause 29 shall be deemed to be completed on delivery to such agent (whether or not it is forwarded to and received by the Purchaser) and shall be valid unless the Sellers have received prior written notice that such agent has ceased to act as agent.

29.2

If for any reason the agent referred to in clause 29.1 (or any replacement agent appointed pursuant to this clause 29.2) at any time ceases to be able to act as agent or no longer has an address in England or Wales, the Purchaser shall forthwith appoint a replacement agent to accept service on behalf of the Purchaser, such agent having a service address in England or Wales, and the Purchaser shall provide written notice to the Sellers forthwith of the name and address of the replacement agent.

29.3

The Second Management Representative irrevocably authorises and appoints Buckthorn Partners LLP, a limited liability partnership incorporated in England and Wales with number OC392195 and having its registered office at Princes House, Jermyn Street, London, England, SW1Y 6DN (or any replacement agent appointed by the Second Management Representative in accordance with clause 29.3) as its agent for service of Notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this clause 29 shall be deemed to be completed on delivery to such agent (whether or not it is forwarded to and received by the Purchaser) and shall be valid unless the Purchaser has received prior written notice that such agent has ceased to act as agent.

29.4

If for any reason the agent referred to in clause 29.3(or any replacement agent appointed pursuant to this clause 29.4) at any time ceases to be able to act as agent or no longer has an address in England or Wales, the Second Management Representative shall forthwith appoint a replacement agent to accept service on behalf of the Second Management Representative, such agent having a service address in England or Wales, and the Second Management Representative shall provide written notice to the Purchaser forthwith of the name and address of the replacement agent.

30.	GOVERNING LAW AND JURISDICTION

30.1	This Agreement and any Acquisition Dispute is governed by and shall be construed in accordance with the laws of England.

30.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Acquisition Dispute.

30.3

The parties irrevocably agree that the courts of England and Wales are the most appropriate and convenient courts to settle Acquisition Disputes and, accordingly, the parties will not argue to the contrary. Further, the parties irrevocably agree that a Judgment in any legal action or proceedings brought in the courts of England and Wales in relation to an Acquisition Dispute shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

30.4	Nothing in this Agreement shall affect the right of any party to serve any process in any legal action or proceedings relating to any Acquisition Dispute in any other manner permitted by law.

SIGNATURE PAGES

THIS DEED HAS BEEN EXECUTED AND DELIVERED BY ALL THE PARTIES HERETO ON THE DATE SPECIFIED ABOVE:

Executed as a deed by	)	/s/ John McAlister
EXPRO GROUP HOLDINGS N.V.	)	Authorised Signatory
acting by its authorised signatory	)
)
)
)
……12 February 2024…………………………
Date

Executed as a deed by	)	/s/ John McAlister
EXPRO HOLDINGS UK 3 LIMITED	)	Authorised Signatory
acting by two authorised signatories	)
)
)
	)	/s/ Domenico Sansalone
Authorised Signatory

Executed as a deed by	)
SCOTT ANTHONY BENZIE	)
in the presence of	)	/s/ Scott Anthony Benzie

/s/ Mohammed Almshikhess

Signature of witness

Name Mohammed Almshikhess

Address 840 Alkhobar, 31952 Saudi Arabia

Executed as a deed by	)
MICHAEL ANTHONY DE RHUNE	)
in the presence of	)	/s/ Michael Anthony De Rhune

/s/ Joshua Baxter

Signature of witness

Name: Joshua Baxter

Address 26-27 Queen’s Gate Gardens, London, United Kingdom

Executed as a deed by	)
JOHN PAUL FRASER	)
in the presence of	)	/s/ John Paul Fraser

/s/ Andrew Rennie

Signature of witness

Name: Andrew Rennie

Address 46A Forest Road, Aberdeen, AB15 4BP

Executed as a deed by	)
BRICE MARC BOUFFARD	)
in the presence of	)	/s/ Brice Marc Bouffard

/s/ Helene Bouffard

Signature of witness

Name Helene Bouffard

Address Johan van Oldenbarneveltlaan 74, the Hague, Netherlands

Executed as a deed by	)
ANDREI FILIPPOV	)
in the presence of	)	/s/Andrei Filippov

/s/ Mikhail Geilikman

Signature of witness

Name Mikhail Geilikman

Address 3724 Jardin Street

Houston, TX, 77005

Executed as a deed by	)
LYNDSAY HARLEY	)
in the presence of	)	/s/ Lyndsay Harley

/s/ Andrew Rennie

Signature of witness

Name Andrew Rennie

Address 46A Forest Road, Aberdeen, AB15 4BP

Executed as a deed by	)
JOHN KENNETH FRASER MURRAY	)
in the presence of	)	/s/ John Kenneth Fraser Murray

/s/ Jennifer Murray

Signature of witness

Name Jennifer Murray

Address Sport City Victory Heights

Novelia 50 Dubai United Arab Emirates

Executed as a deed by	)
JEFF NICOL	)
in the presence of	)	/s/ Jeff Nicol

/s/ Andrew Rennie

Signature of witness

Name Andrew Rennie

Address 46A Forest Road

Aberdeen, AB15 4BP

Executed as a deed by	)	/s/ Brice Bouffard
BP INV4 HOLDCO LTD	)	Authorised Signatory
acting by two authorised signatories	)
)
	)	/s/ Mark Chaichian
	)	Authorised Signatory

Executed as a deed by GREGORY FILIPPOV	)
2003 GIFT TRUST acting in accordance with	)
the laws of its jurisdiction of establishment	)
by the following duly authorised signatory	)

By:	/s/ Gregory Filippov

Name:	Gregory Filippov

Trustee

Executed as a deed by NATALIA FILIPPOV	)
2003 GIFT TRUST acting in accordance with	)
the laws of its jurisdiction of establishment	)
by the following duly authorised signatory	)

By:	/s/ Natalia Filippov

Name:	Natalia Filippov

Trustee